Prospectus

                                                Filed Pursuant to Rule 424(B)(3)
                                                Registration No. 333-29293



                               TULTEX CORPORATION


                                OFFER TO EXCHANGE

                                 ALL OUTSTANDING

                     $75,000,000 9 5/8% SENIOR NOTES DUE 2007

                   ($75,000,000 PRINCIPAL AMOUNT OUTSTANDING)

                   FOR $75,000,000 9 5/8% SENIOR NOTES DUE 2007


           The Exchange Offer Will Expire at 5:00 p.m., Richmond Time
                       on August 21, 1997, Unless Extended








Tultex Corporation, Inc., a Virginia corporation, hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its new 9 5/8% Senior Notes due 2007 (the "Exchange Notes") for each $1,000 principal amount of its outstanding 9 5/8% Senior Notes due 2007 (the "Old Notes"), of which $75,000,000 aggregate principal amount is outstanding. The form and terms of the Exchange Notes are substantially identical to the form and terms of the Old Notes, except that the Exchange Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"). All references herein to the "Notes" shall be references to the Old Notes and/or the Exchange Notes, whichever was, is or will be outstanding in the particular context. See "The Exchange Offer" and "Description of Exchange Notes."

This Prospectus and Letter of Transmittal are being mailed to all holders of the Old Notes on July 22, 1997.

See "Risk Factors" Beginning On Page 11 For A Discussion Of Certain Factors That Should Be Considered In Connection With The Exchange Offer And An Investment In The Exchange Notes Offered Hereby.

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is July 7, 1997.

         The Exchange Notes will be issued under the Indenture (as defined below). See '"Description of Exchange Notes."

         The Exchange Notes will be fully and unconditionally guaranteed on a joint and several basis by all direct and indirect Material Subsidiaries (as defined) of the Company. Presently, the Guarantors are Dominion Stores, Inc., Tultex International, Inc., LogoAthletic, Inc., LogoAthletic/Headwear, Inc., AKOM, Ltd., Tultex Canada, Inc., and SweatJet Incorporated, Inc., which, together with any subsequent Guarantors, are collectively referred to as "Guarantors." See "Description of Exchange Notes--Guarantees of Exchange Notes."

         The Company will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., Richmond time, on August 21, 1997, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn prior to the Expiration Date. Old Notes may be tendered only in integral multiples of $1,000 principal amount. See "The Exchange Offer."

         The Old Notes were sold on April 10, 1997 in a transaction exempt from registration under the Securities Act. Payment for the Old Notes was made by J.P. Morgan Securities Inc. and NationsBanc Capital Markets, Inc. (the "Initial Purchasers") on April 17, 1997 (the "Closing Date"). The Exchange Notes are being offered to satisfy certain obligations of the Company under the Registration Rights Agreement (as defined below) relating to the Old Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by the holders thereof (other than any holder which is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "Plan of Distribution."

         The Notes constitute securities for which there is no established trading market. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Old Notes or the Exchange Notes. See "Risk Factors."

         Interest on the Exchange Notes shall accrue from the last April 15 or October 15 (an "Interest Payment Date") on which interest was paid on the Old Notes so surrendered, or, if no interest has been paid on such Old Notes, from April 17, 1997. No interest will be paid on Old Notes accepted for exchange.

         NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE
UPON REQUEST FROM TULTEX CORPORATION, 101 COMMONWEALTH BOULEVARD,
MARTINSVILLE, VIRGINIA, 24401, ATTENTION: KATHY H. ROGERS, SECRETARY, TELEPHONE 540/632-2961, EXTENSION 3830. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FIVE BUSINESS DAYS PRIOR TO EXPIRATION DATE.


                                TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................  4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................  4
PROSPECTUS SUMMARY..........................................................  5
RISK FACTORS................................................................ 11
USE OF PROCEEDS............................................................. 14
CAPITALIZATION.............................................................. 14
SELECTED CONSOLIDATED FINANCIAL DATA........................................ 15
MANAGEMENT'S DISCUSSION AND ANALYSIS
 OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................... 17
BUSINESS.................................................................... 21
MANAGEMENT.................................................................. 31
DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS................................... 32
THE EXCHANGE OFFER.......................................................... 33
DESCRIPTION OF EXCHANGE NOTES............................................... 38
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS..................... 55
PLAN OF DISTRIBUTION........................................................ 58
LEGAL MATTERS............................................................... 59
EXPERTS..................................................................... 59

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER THE "PROSPECTUS SUMMARY," "THE COMPANY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AND LOCATED ELSEWHERE HEREIN REGARDING THE COMPANY'S FINANCIAL POSITION AND BUSINESS STRATEGY, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                              AVAILABLE INFORMATION

         The Company and the Guarantors have filed with the Commission a Registration Statement on Form S-4 under the Securities Act for the registration of the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company, the Guarantors and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Any reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and in New York, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the Commission. In addition, such reports, proxy statements and other information can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange the common stock of the Company is listed.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

            1. Annual Report on Form 10-K for the fiscal year ended December 28, 1996; and

            2. Quarterly Report on Form 10-Q for the fiscal quarter ended April 5, 1997.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the New Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         As used herein, the terms "Prospectus" and "herein" mean this Prospectus including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference herein (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: Tultex Corporation, 101 Commonwealth Boulevard, Martinsville, Virginia, 24401, Attention: Kathy H. Rogers, Secretary, Telephone 540/632-2961, extension 3830.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and the Company's Annual Report on Form 10-K for the year ended December 28, 1996 and its Quarterly Report on Form 10-Q for the fiscal quarter ended April 5, 1997, which are incorporated by reference in this Prospectus. Unless the context requires otherwise, "Tultex" or the "Company" refers to Tultex Corporation and its consolidated subsidiaries. "Guarantors" refers to the Company's wholly owned subsidiaries that have guaranteed the Notes. Capitalized terms used in this summary under the caption "The Offering" and not otherwise defined are defined below under the caption "Description of Exchange Notes--Certain Definitions." References to "year end" refer to the Company's fiscal year end.


                                   The Company

Tultex Corporation is one of the world's largest marketers and manufacturers of activewear and licensed sports apparel for consumers and sports enthusiasts. The Company's diverse product line includes fleeced sweats, jersey products (outerwear T-shirts), decorated jackets and caps. These products are sold under the Company's own brands led by the Discus Athletic and LogoAthletic premium labels and under private labels, including Nike, Reebok and Pro Spirit. In addition, the Company has numerous professional and college sports licenses to market and manufacture embroidered and screen-printed products with team logos and designs under its Discus Athletic, LogoAthletic, Logo 7 and TrackGear brands. The Company is a licensee of professional sports apparel, holding licenses from the National Football League, Major League Baseball, the National Basketball Association, the National Hockey League and the National Association for Stock Car Auto Racing to manufacture a full range of apparel for adults and children.

Historically a producer of quality fleecewear, in recent years Tultex has successfully pursued a strategy to enhance its competitiveness and to capitalize on growth opportunities by becoming a consumer-oriented apparel maker able to compete in a changing industry. This strategy includes the following elements:

 .    Promoting Higher-Margin Products. The Company continues to strengthen its competitiveness through (i) the development of branded and private label, higher-quality and higher-margin products to supplement its traditionally strong position in the lower-priced segment of the business and (ii) since 1991, the manufacture of jersey products. The Company has developed its own brands, promoting Discus Athletic and LogoAthletic for its premium products and using the Tultex and Logo 7 labels for the value-oriented and wholesale segments of the market. Discus Athletic's highly visible advertising during televised broadcasts of college football and basketball on the ESPN and ABC television networks and sports marketing sponsorships, such as ProBeach Women's Volleyball, have contributed to significant annual increases in sales of this brand since 1992. In addition, Tultex has partnering arrangements to supply higher-quality, private label products to companies such as Reebok and Nike, none of which accounted for more than 10% of the Company's consolidated sales during 1996. Sales of the higher-margin branded and premium private label products have grown from 13.8% of consolidated sales in 1993 to 37.6% in 1996.

 .    Expanding into Licensed Apparel Business to Complement Activewear Business.
     Tultex's 1992 acquisitions of Logo 7, Inc. ("LogoAthletic"), a marketer of licensed sports apparel, and Universal Industries, Inc. ("LogoAthletic/Headwear"), a marketer of sports licensed headwear, contributed to the Company's achieving the third largest market share (11.8%) in the higher-margin licensed apparel business in 1995, and created opportunities for significant manufacturing and distribution synergies with the Company's activewear business. The promotion of the LogoAthletic brand of licensed apparel through television and print advertising, as well as promotional arrangements featuring Dallas Cowboys' Troy Aikman, Miami Dolphins' Dan Marino, Denver Broncos' John Elway, Kansas City Chiefs'
     Marcus Allen, and the Buffalo Bills' Bruce Smith, among others, has helped to increase the visibility and sales of LogoAthletic products.

 .    Strengthening Customer Relationships. Tultex actively pursues strong relationships with department, sporting goods and other specialty stores, such as Sears, JC Penney, Modell's, Dillard's, Foot Locker, Champs and Sports Authority, to distribute its higher margin branded and private label products. In addition, the Company continues to strengthen its relationships with high volume retailers such as Wal-Mart, Kmart and Target by supplying private label, Tultex and Logo 7 products. Tultex provides customers with exceptional service and support; as an example, its distribution capabilities are highly responsive to customers' changing delivery and inventory management requirements.

 .    Increasing Emphasis on Wholesale Distribution. In recent years, Tultex has placed increased emphasis on distribution channels acquiring California Shirt Sales, Inc., Fullerton, California ("California Shirt"), a major jerseywear distributor in 11 western states and Hawaii, in April 1997 and acquiring T-Shirt City, Inc., a major distributor of fleecewear and jerseywear in the Midwest, in May 1997. See "Business--Recent Developments."

 .    Vertically Integrating. The Company's activewear business is vertically integrated, spinning approximately 80-85% of the yarn it requires in three yarn plants located in North Carolina (the balance is purchased under yarn supply contracts) and knitting, dyeing and cutting fabric and sewing finished goods in eight plants in Virginia and North Carolina and one plant in Jamaica. The Company's licensed apparel operations are conducted from one plant in Indiana, one plant in Massachusetts, and one plant in North Carolina.

The Company's strategy has improved its sales mix. While net sales increased 8.7% in fiscal 1996 over 1995, net sales of Discus Athletic activewear, LogoAthletic licensed apparel and premium private label products increased 23.7% to $239.3 million. Sales of jersey products were $112.4 million for the fiscal year ended December 28, 1996, representing 27.5% of the Company's activewear sales during such period compared to 24.0% for fiscal 1995.

Trademarks and service marks of the Company are italicized where they appear in this Prospectus. Tultex(R), Discus Athletic(R) and The Sweatshirt Company(R) are registered trademarks of the Company. Logo 7(R) and LogoAthletic(R) are registered trademarks of the Company's subsidiary, LogoAthletic, Inc. TrackGear(TM) is a trademark of the Company's TrackGear subsidiary. The Company's principal executive offices are located at 101 Commonwealth Boulevard, Martinsville, Virginia 24112, telephone 540/632-2961.


                                  The Financing

Net proceeds of the offering of the Old Notes were used to repay approximately $65 million of borrowings outstanding under the Company's Senior Credit Facility with a group of commercial banks (the "Senior Credit Facility"). Concurrently, the borrowing availability under the Senior Credit Facility was reduced from $225,000,000 to $187,500,000. The balance of the net proceeds was used to redeem, at a cost of $7,687,500, 75,000 of the 150,000 outstanding shares of the Company's Cumulative Convertible Preferred Stock, $7.50 Series B, issued as part of the purchase price in the Company's acquisition of LogoAthletic in 1992 (the offering and sale of the Old Notes, together with the use of proceeds therefrom, is referred to herein as the "Financing"). The Company will not receive any proceeds from the Exchange Offer.



                         Description of Exchange Notes

Securities Offered...................... $75 million aggregate principal amount of 9 5/8% Senior Notes due 2007.

Maturity Date........................... April 15, 2007.

Interest Payment Dates.................. April 15 and October 15, commencing
                                         October 15, 1997.

Optional Redemption by the Company...... Exchange Notes are not redeemable prior to April 15, 2002, except as set forth
                                         below. The Exchange Notes will be
                                         redeemable at the option of the
                                         Company, in whole or in part, at any
                                         time on or after April 15, 2002, at the
                                         redemption prices set forth herein,
                                         together with accrued and unpaid
                                         interest to the redemption date.

Sinking Fund............................ None.

Ranking................................. Exchange Notes are general unsecured obligations of the Company and rank
                                         pari passu in right of payment with all
                                         other unsubordinated Indebtedness
                                         (including Old Notes not exchanged for
                                         Exchange Notes, the 1995 Notes (as
                                         defined below), and the Senior Credit
                                         Facility) of the Company.



Guarantees.............................. Exchange Notes are guaranteed on a joint and several basis by each of the
                                         Guarantors. The Guarantees are general
                                         unsecured obligations of the Guarantors
                                         and will rank pari passu in right of
                                         payment with all other unsubordinated
                                         indebtedness of the Guarantors. The
                                         Guarantors' liability under the
                                         Guarantees is limited as described
                                         herein, and Guarantees will be
                                         dispositions. See "Description of Notes--
                                         Guarantees."

Change of Control Offer................. Upon a Change of Control, the Company
                                         will be required to make an offer to
                                         purchase all outstanding Exchange Notes
                                         at a purchase price of 101% of the
                                         principal amount thereof, plus accrued
                                         and unpaid interest to the repurchase
                                         date.

Certain Covenants....................... The Indenture contains certain covenants that, among other things,
                                         limit the ability of the Company or any
                                         of its Subsidiaries to incur additional
                                         Indebtedness, make certain Restricted
                                         Payments, make certain Investments,
                                         create Liens, engage in Sale and
                                         Leaseback Transactions, permit dividend
                                         or other payment restrictions to apply
                                         to Subsidiaries, enter into certain
                                         transactions with Affiliates or Related
                                         Persons or consummate certain merger,
                                         consolidation or similar transactions.
                                         In addition, in certain circumstances,
                                         the Company is required to offer to
                                         purchase Exchange Notes at 100% of the
                                         principal amount thereof with the net
                                         proceeds of certain asset sales. These
                                         covenants are subject to a number of
                                         significant exceptions and
                                         qualifications. See "Description of
                                         Notes."

Registration Requirements............... The Company is obligated to commence an exchange offer (the "Exchange Offer")
                                         pursuant to an effective registration
                                         statement or cause the resale of the
                                         Exchange Notes to be registered under
                                         the Securities Act and, if (i) the
                                         Exchange Offer Registration Statement
                                         is not filed with the Commission on or
                                         prior to the 60th day following the
                                         original issue of the Old Notes, (ii)
                                         the Exchange Offer Registration
                                         Statement is not declared effective by
                                         the Commission on or prior to the 120th
                                         day following the original issuance of
                                         the Old Notes, or (iii) the Exchange
                                         Offer is not consummated or a
                                         registration statement with respect to
                                         resales of the Old Notes is not
                                         declared effective on or prior to the
                                         150th day following the original
                                         issuance of the Old Notes, then certain
                                         additional interest (in addition to the
                                         interest otherwise due on the Old
                                         Notes) will accrue on the Old Notes.
                                         Upon the subsequent consummation of the
                                         Exchange Offer or the declaration of
                                         effectiveness of such resale
                                         registration statement with respect to
                                         the Old Notes, such additional interest
                                         will cease accruing. See "Description
                                         of Exchange Notes -Registration
                                         Rights."


                               The Exchange Offer



The Old Notes were sold on April 10, 1997 in a transaction exempt from registration under the Securities Act. Payment for the Old Notes was made on April 17, 1997 (the "Closing Date"). In connection therewith, the Company and the Guarantors executed and delivered, for the benefit of the holders of the Old Notes, the Registration Rights Agreement dated as of April 15, 1997 (the "Registration Rights Agreement"). The Registration Rights Agreement grants the holders of Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy certain of such rights, which terminate upon consummation of the Exchange Offer. Thereafter, holders of Exchange Notes will not be entitled to any exchange or registration rights with respect to the Exchange Notes.

The Company is obligated to commence an Exchange Offer pursuant to an effective registration statement (the "Exchange Offer Registration Statement") or cause the Old Notes to be registered under the Securities Act and, if (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 60th day following the original issuance of the Old Notes, (ii) the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 120th day following the original issuance of the Old Notes, or
(iii) the Exchange Offer is not consummated or a registration statement with respect to resales of the Old Notes is not declared effective on or prior to the 150th day following the original issuance of the Old Notes (each such event referred to in clauses (i) through (iii), a "Registration Default"), then the Company will pay additional interest (in addition to the interest otherwise due on the Old Notes) to each holder of Old Notes during the first 90-day period immediately following the occurrence of each such Registration Default in an amount equal to 0.25% per annum. The amount of interest will increase by an additional 0.25% per annum for each subsequent 90-day period until such Registration Default is cured, up to a maximum amount of additional interest of 1.00% per annum. Such additional interest will cease accruing on such Old Notes when the Registration Default has been cured. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."


The  Exchange Offer...................... $1,000 principal amount of Exchange
                                          Notes in exchange for each $1,000
                                          principal amount of Old Notes. As of
                                          the date hereof, $75,000,000 aggregate
                                          principal amount of Old Notes is
                                          outstanding. The terms of the Exchange
                                          Notes are substantially identical
                                          (including principal amount, interest
                                          rate and maturity) to the terms of the
                                          Old Notes for which they may be
                                          exchanged pursuant to the Exchange
                                          Offer, except that the Exchange Notes
                                          will have been registered under the
                                          Securities Act and will not bear
                                          legends restricting their transfer.
                                          See "The Exchange Offer--Terms of the
                                          Exchange Offer" and "The Exchange
                                          Offer--Procedures for Tendering."

                                          Based on an interpretation by the
                                          staff of the Commission set forth in
                                          no-action letters issued to third
                                          parties, the Company believes that
                                          Exchange Notes issued pursuant to the
                                          Exchange Offer in exchange for Old
                                          Notes may be offered for resale,
                                          resold and otherwise transferred by
                                          any holder or beneficial owner thereof
                                          (other than any such holder or
                                          beneficial owner which is an
                                          "affiliate" of the Company within the
                                          meaning of Rule 405 under the
                                          Securities Act or a "broker" or
                                          "dealer" registered under the Exchange
                                          Act) without compliance with the
                                          registration and prospectus delivery
                                          provisions of the Securities Act,
                                          provided that such Exchange Notes are
                                          acquired in the ordinary course of
                                          such holder's or beneficial owner's
                                          business and that such holder or
                                          beneficial owner is not engaged in,
                                          does not intend to engage in and has
                                          no arrangement or understanding with
                                          any person to participate in the
                                          distribution of such Exchange Notes.
                                          See "Plan of Distribution."


Expiration Date......................... 5:00 p.m., Richmond time, on August 21,
                                         1997, unless the Exchange Offer is
                                         extended by the Company in its sole
                                         discretion, in which case the term
                                         "Expiration Date" means the latest date
                                         and time to which the Exchange Offer is
                                         extended. See "The Exchange Offer--
                                         Expirations; Extensions; Amendments."

Interest................................ Interest on the Exchange Notes shall accrue from the last Interest Payment
                                         Date on which interest was paid on the
                                         Old Notes so surrendered, or, if no
                                         interest has been paid on such Old
                                         Notes, from April 17, 1997. No interest
                                         will be paid on the Old Notes accepted
                                         for exchange. See "The Exchange Offer--
                                         Interest."

Procedures for Tendering................ Each holder of Old Notes wishing to accept the Exchange Offer must
                                         complete, sign and date the Letter of
                                         Transmittal, or a facsimile thereof, in
                                         accordance with the instructions
                                         contained herein and therein, and mail
                                         or otherwise deliver such Letter of
                                         Transmittal, or such facsimile,
                                         together with the Old Notes and any
                                         other required documentation to First
                                         Union National Bank of Virginia (the
                                         "Exchange Agent") at the address set
                                         forth herein. By executing the Letter
                                         of Transmittal, each holder will
                                         represent to the Company, among other
                                         things, that (i) the Exchange Notes
                                         acquired pursuant to the Exchange Offer
                                         are being obtained in the ordinary
                                         course of business of the person
                                         receiving such Exchange Notes, whether
                                         or not such person is the holder, (ii)
                                         neither the holder nor any such other
                                         person is engaged in, intends to engage
                                         in or has an arrangement or
                                         understanding with any person to
                                         participate in the distribution of such
                                         Exchange Notes and (iii) neither the
                                         holder nor any such other person is an
                                         "affiliate," as defined under Rule 405
                                         under the Securities Act, of the
                                         Company. See "The Exchange Offer--
                                         Procedures for Tendering."

Special Procedures for
Beneficial Owners....................... Any beneficial owner whose Old Notes are registered in the name of a broker,
                                         dealer, commercial bank, trust company
                                         or other nominee and who wishes to
                                         tender should contact such registered
                                         holder promptly and instruct such
                                         registered holder to tender on such
                                         beneficial owner's behalf. See "The
                                         Exchange Offer--Procedures for
                                         Tendering."

Brokers or Dealers...................... Any broker or dealer participating in the Exchange Offer will be required to
                                         acknowledge that it will deliver a
                                         prospectus in connection with any
                                         resales of the Exchange Notes received
                                         by it in the Exchange Offer. A broker
                                         or dealer registered under the Exchange
                                         Act that acquired Old Notes for its own
                                         account pursuant to its market-making
                                         or other trading activities (other than
                                         Old Notes acquired directly from the
                                         Company or an affiliate of the Company)
                                         may participate in the Exchange Offer
                                         but may be deemed an underwriter under
                                         the Securities Act and, therefore, must
                                         deliver a prospectus relating to the
                                         Exchange Notes in connection with any
                                         resales by it of Exchange Notes
                                         acquired by it for its own account in
                                         the Exchange Offer; only such brokers
                                         or dealers may use this Prospectus in
                                         connection with resales of the Exchange
                                         Notes. See "Plan of Distribution."


Guaranteed Delivery Procedures.......... Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are
                                         not immediately available or who cannot
                                         deliver their Old Notes, the Letter of
                                         Transmittal or any other documents
                                         required by the Letter of Transmittal
                                         to the Exchange Agent on or prior to
                                         the Expiration Date, must tender their
                                         Old Notes according to the guaranteed
                                         delivery procedures set forth under
                                         "The Exchange Offer--Guaranteed
                                         Delivery Procedures."

Exchanging Book-Entry Old Notes......... Financial institutions that have an account with The Depository Trust
                                         Company ("DTC") may utilize DTC's
                                         Automatic Tender Offer Program ("ATOP")
                                         to tender Old Notes. See "The Exchange
                                         Offer--Exchanging Book-Entry Old
                                         Notes."

Withdrawal Rights....................... Old Notes tendered pursuant to the
                                         Exchange Offer may be withdrawn on or
                                         prior to the Expiration Date. See "The
                                         Exchange Offer--Withdrawal of Tenders."

Acceptance of Old Notes and
 Delivery of Exchange Notes............. The Company will accept for exchange any and all Old Notes which are
                                         properly tendered in the Exchange Offer
                                         prior to the Expiration Date. The
                                         Exchange Notes issued pursuant to the
                                         Exchange Offer will be delivered on the
                                         earliest practicable date following the
                                         Expiration Date. See "The Exchange
                                         Offer--Terms of the Exchange Offer."

Certain U.S. Income Tax
 Considerations......................... An exchange of Old Notes for Exchange
                                         Notes pursuant to the Exchange Offer
                                         should not be treated as an exchange or
                                         otherwise as a taxable event for United
                                         States federal income tax purposes.
                                         Accordingly, the Exchange Notes should
                                         have the same issue price as the Old
                                         Notes and each holder should have the
                                         same adjusted basis and holding period
                                         in the Exchange Notes as it had in the
                                         Old Notes immediately before the
                                         Exchange Offer. See "Certain United
                                         States Federal Income Tax
                                         Considerations."

Effect on Holders of the Old
 Notes.................................. As a result of the making of, and upon acceptance for exchange of all validly
                                         tendered Old Notes pursuant to the
                                         terms of, the Exchange Offer, the
                                         Company will have fulfilled certain of
                                         its obligations contained in the
                                         Registration Rights Agreements. Holders
                                         of the Old Notes who do not tender
                                         their Old Notes will be entitled to all
                                         the rights and limitations applicable
                                         thereto under the Indenture (as
                                         defined) and the Registration Rights
                                         Agreement, except for any rights under
                                         the Indenture or the Registration
                                         Rights Agreement which by their terms
                                         terminate or cease to have further
                                         effect as a result of the making of,
                                         and the acceptance for exchange of all
                                         validly tendered Old Notes pursuant to,
                                         the Exchange Offer. All untendered Old
                                         Notes will continue to be subject to
                                         the restrictions on transfer provided
                                         for in the Old Notes and in the
                                         Indentures.

Use of Proceeds......................... There will be no cash proceeds to the
                                         Company from the exchange pursuant to
                                         the Exchange Offer. See "Use of
                                         Proceeds."

Exchange Agent.......................... First Union National Bank of Virginia,
                                         as Trustee, is serving as Exchange
                                         Agent in connection with the Exchange
                                         Offer. See "The Exchange Offer--
                                         Exchange Agent."

                                  RISK FACTORS

Prospective investors should consider carefully all the information contained in this Prospectus including the following risk factors.


Substantial Leverage

As of April 5, 1997, after giving effect to the Financing, the Company's total indebtedness would have been approximately $247.0 million, all of which was unsubordinated, and total stockholders' equity would have been approximately $192.1 million, resulting in a pro forma total debt to total capitalization ratio of 56.3%. In addition, at such date and after giving effect to the Financing, approximately $104.9 million of additional borrowing capacity would have been available (pursuant to the borrowing base formula) under the Senior Credit Facility. The Indenture permits the Company and its subsidiaries to incur certain additional specified indebtedness. See "Description of Exchange Notes."

The Company's borrowing needs are seasonal. The maximum amount of indebtedness outstanding at any fiscal month end in 1996 was approximately $285.0 million at August 24, 1996. See "--Seasonality and Cyclicality."

The Company currently has incurred, and will continue to incur, significant annual cash interest expense. After giving effect to the Financing, the pro forma ration of EBITDA to interest expense would have been 2.89 to 1 for the fiscal year ended December 28, 1996 (0.63 for the fiscal quarter ended April 5, 1997), compared to 3.28 to 1 before the Financing (0.71 for the fiscal quarter ended April 5, 1997). After giving effect to the Financing, the pro forma ratio of earnings to fixed charges for the fiscal year ended December 28, 1996 would have been 1.82 to 1 compared to 2.03 to 1 before the Financing. After giving effect to the Financing, pro forma earnings did not cover fixed charges by $7.7 million for the fiscal quarter ended April 5, 1997. Earnings for the fiscal quarter ended April 5, 1997 did not cover fixed changes by $7.0 million before considering the Financing. See "Use of Proceeds" and "Capitalization."

The level of the Company's indebtedness could have important consequences to holders of the Notes, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, debt service requirements, general corporate purposes or other purposes may be restricted, (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the Company's interest expense,
(iii) the Company is more highly leveraged than certain of its competitors, which may place the Company at a competitive disadvantage and (iv) the Company's borrowings under the Senior Credit Facility, which will be reduced as a result of the Financing, will accrue interest at variable rates, which could result in increased interest expense in the event of higher interest rates.

The Company's ability to make interest payments on the Notes will be dependent on the Company's future operating performance, which is itself dependent on a number of factors, many of which are beyond the Company's control. The Company's ability to repay the Notes at maturity will depend upon these same factors and the ability of the Company to raise additional funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition, Liquidity and Capital Resources."


Restrictive Covenants in the Senior Credit Facility and the 1995 Notes

The Senior Credit Facility and the Company's 10 5/8% Senior Notes due 2005 (the "1995 Notes") contain material restrictions on the operation of the Company's business.

The Senior Credit Facility includes covenants restricting, among other things, the ability of the Company and certain subsidiaries to incur indebtedness, create liens on the Company's property, guarantee obligations, alter the character of the Company's business, consolidate, merge, purchase or sell the Company's assets, make investments or advance funds, prepay indebtedness and transact business with affiliates. The Senior Credit Facility also contains certain financial covenants, including covenants that require the Company to maintain a minimum tangible net worth, leverage ratio, and a fixed charge coverage ratio, as well as customary representations and warranties, funding conditions and events of default. At April 5, 1997, the Company was in compliance with all such financial covenants. A breach of one or more covenants under the Senior Credit Facility could result in an acceleration of the Company's obligations thereunder, and the inability of the Company to borrow additional amounts under the Senior Credit Facility. In addition, a default under the Notes or the 1995 Notes constitutes an event of default under the Senior Credit Facility.

The 1995 Notes contain covenants that limit the ability of the Company and its subsidiaries to incur additional indebtedness, make certain restricted payments, make certain investments, create liens, engage in sale and lease transactions and merge, consolidate or engage in similar transactions; that impose dividend and other payment restrictions on subsidiaries; and that prohibit certain transactions with affiliates or related persons. In certain circumstances, the Company must also purchase the 1995 Notes at par with the net proceeds of asset sales. A default under the Notes or the Senior Credit Facility constitutes an event of default under the 1995 Notes.


Restrictive Covenants in Indenture

The Indenture contains material restrictions on the Company's operations, including covenants that restrict or limit (i) indebtedness that may be incurred by the Company and its subsidiaries, (ii) the ability of the Company and its subsidiaries to pay dividends or make other distributions, purchase or redeem stock and make other investments, (iii) the creation of liens, (iv) the disposition of assets, (v) sale and leaseback transactions, (vi) the issuance and sale of capital stock of the Company's subsidiaries, (vii) transactions with affiliates, (viii) a change of control of the Company and (ix) mergers, consolidations and certain sales of assets by the Company. A breach of one or more covenants under the Indenture could result in an acceleration of the Company's obligations thereunder. See "Description of Notes."


Competition

The domestic activewear and licensed apparel industries are highly competitive. Since the 1980s, the activewear industry, and in recent years the licensed apparel industry, have been characterized by the acquisition of existing competitors by larger companies with substantial financial resources and manufacturing and distribution capabilities. Certain participants in these industries have greater financial and other resources than the Company. Increased competition from these and future competitors could reduce sales and prices, adversely affecting the Company's results of operations. Because of the Company's high leverage, it may be less able to respond effectively to such competition than other participants.

The Company's products are also subject to foreign competition. The extent of import protection afforded to domestic manufacturers has been, and is likely to remain, subject to considerable political deliberation. Beginning in 1995, the General Agreement on Tariffs and Trade ("GATT") eliminated over a period of 10 years restrictions on imports of apparel. In addition, on January 1, 1994, the North American Free Trade Agreement ("NAFTA") became effective.


Licenses and Trademarks

Professional and collegiate athletic licensors successfully have increased their royalty percentages and minimum guaranteed payments in contracts with licensees, such as the Company's subsidiaries. In addition, the Company's material licenses are non-exclusive, and new or existing competitors may obtain similar licenses. If a significant license or licenses were not renewed or replaced, the Company's sales and results of operations likely would be materially and adversely affected. See "Business--Licenses."

Because of its growing emphasis on branded products, the Company relies on the strength of its trademarks. The Company has in the past and may in the future be required to expend significant resources protecting these trademarks, and the loss or limitation of the exclusive right to use them could adversely affect the Company's sales and results of operations. See "Business--Industry--Competition" and "--Trademarks."


Raw Materials

The principal raw materials used by the Company in the manufacture of its products are cotton of various grades and staple lengths and polyester in staple form. Any shortage in the cotton supply by reason of weather, crop disease or other factors, or significant increase in the price of cotton or polyester, could adversely affect the Company's results of operations. Tultex makes advance purchases of raw cotton based on projected demand. The Company has contracted to purchase substantially all of its raw cotton needs for 1997 and has fixed the price on approximately 60% of its raw cotton needs. To the extent cotton prices increase before the Company fixes the price for the remainder of its raw cotton needs, the Company's results of operations could be adversely affected.
See "Business--Raw Materials."

Seasonality and Cyclicality

Historically, the fleecewear and licensed apparel industries have been seasonal, with peak sales occurring in the third and fourth quarters of the calendar year, coinciding with cooler weather and the playing seasons for some of the most popular professional and college sports, notably football and basketball. The licensed apparel industry also is cyclical, in substantial part because of the changing allegiances of sports fans as their teams win or lose, the fluctuating popularity of a particular sport, and the possibility of sports related labor disruptions. The Company's performance may be negatively affected by the foregoing factors and by changing retailer and consumer demands and downturns in consumer spending. See "Business--Industry" and "--Seasonality."


Environmental Laws and Regulations

The Company is subject to various federal, state, local and foreign environmental laws and regulations governing the discharge, emission, storage, handling and disposal of a variety of substances and wastes used in or resulting from the Company's operations. The Company returns dyeing waste for treatment to the City of Martinsville, Virginia's municipal wastewater treatment system operated under a permit issued by the state. While the Company believes it is in material compliance with these laws and regulations, there can be no assurance that environmental requirements will not become more stringent in the future or that the Company will not incur substantial costs in the future to comply with such requirements. See "Business--Environmental Matters."


Fraudulent Conveyance Considerations

Each Guarantor's Guarantee of the obligations of the Company under the Notes may be subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of such Guarantor. If a court were to find under relevant fraudulent conveyance statutes that, at the time the Notes were issued, (a) a Guarantor guaranteed the Notes with the intent of hindering, delaying or defrauding current or future creditors or
(b)(i) a Guarantor received less than reasonably equivalent value or fair consideration for guaranteeing the Notes and (ii)(A) was insolvent or was rendered insolvent by reason of such Guarantee, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital or (C) intended to incur, or believed that it would incur, obligations beyond its ability to pay as such obligations matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes), such court could avoid or subordinate such Guarantee to presently existing and future indebtedness of such Guarantor and take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating such Guarantee. See "Description of Exchange Notes--The Guarantees."

Lack of Public Market

The Notes are a new issue of securities for which there is no trading market. Because the Old Notes were sold pursuant to an exemption from registration under the applicable securities laws and, therefore, may not be publicly offered, sold or otherwise transferred in any jurisdiction where such registration may be required, no public market for the Old Notes had developed. The Old Notes are eligible for trading in the PORTAL market. The Company has been advised by the Initial Purchasers that they intend to make a market in the Notes. Any market-making activities with respect to the Notes may be discontinued at any time without notice. In addition, such market-making activity is subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during the Exchange Offer and the pendency of any shelf registration statement. Although under the Registration Rights Agreement the Company is required to consummate an offer to exchange the Old Notes for equivalent registered securities, or to register the Old Notes under the Securities Act, there can be no assurance that an active trading market for the Old Notes and/or the Exchange Notes will develop. If a market were to exist, the Exchange Notes could trade at prices that may be lower than the initial offering price thereof depending on many factors, including prevailing interest rates and the markets for similar securities, general economic conditions and the financial condition and performance of, and prospects for, the Company. See "Description of Notes--Registration Rights."

                                USE OF PROCEEDS

The Company will receive no proceeds from the exchange of Old Notes for Exchange Notes. The net proceeds from the offering of Old Notes were approximately $72,500,000. Net proceeds were used to repay approximately $65 million of borrowings outstanding under the Company's Senior Credit Facility . Concurrently, the borrowing availability under the Senior Credit Facility was reduced from $225,000,000 to $187,500,000. The balance of the net proceeds was used to redeem, at a cost of $7,687,500, 75,000 of the 150,000 outstanding shares of Cumulative Convertible Preferred Stock, $7.50 Series B, issued as part of the purchase price in the Company's acquisition of LogoAthletic in 1992. The Company believes that the extended maturity of the Notes will provide more permanent support for the Company's long-term growth strategies than the Senior Credit Facility, which will be used primarily for seasonal working capital needs.


                                CAPITALIZATION

The following table sets forth the capitalization of the Company at April 5, 1997, and as adjusted to give effect to the consummation of the Financing and the use of the net proceeds from the offering and sale of Old Notes as set forth in "Use of Proceeds." See the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 5, 1997, which is incorporated by reference in this Prospectus.

                                                                           As of April 5, 1997

In thousands, except share amounts                                     Actual           As Adjusted
                                                                       ------           -----------
Short-Term Indebtedness:
Notes payable to bank                                                  $  7,525          $  7,525
Current maturities of long-term indebtedness                                423               423
                                                                       --------          --------
     Total short-term indebtedness                                        7,948             7,948
                                                                       --------          --------

Long-Term Indebtedness, Less Current Maturities:
10 5/8% Senior Notes due 2005                                           110,000           110,000
9 5/8% Senior Notes due 2007                                                               75,000
Notes payable to banks (Senior Credit Facility)                         118,850            54,038
Other long-term indebtedness                                                 11                11
                                                                       --------          --------
     Total long-term indebtedness                                       228,861           239,049
                                                                       --------          --------
     Total indebtedness                                                 236,809           246,997
                                                                       --------          --------
Stockholders' Equity:
     5% Cumulative Preferred Stock, $100 par value per share;
       22,000 shares authorized, 1,975 shares outstanding                   198               198
     Cumulative Convertible Preferred Stock,
         $7.50 Series B, no par value;
       150,000 shares authorized and outstanding                         15,000            15,000
     Common Stock, par value $1 per share;
         60,000,000 shares authorized;
       29,503,571 shares issued and outstanding                          29,504            29,504
     Capital in excess of par value                                       4,057             4,057
     Retained earnings                                                  151,339           151,151
     Less notes receiveable from stockholders                              (356)             (356)
                                                                       --------          --------
       Total stockholders' equity                                       199,742           192,054
                                                                       --------          --------
         Total capitalization                                          $436,551          $439,051
                                                                       ========          ========

----------------
(1) Gives effect to the $188 premium associated with the redemption of 75,000 shares of Cumulative Convertible Preferred Stock $7.50 Series B.

                     SELECTED CONSOLIDATED FINANCIAL DATA


The selected consolidated statement of income and balance sheet data set forth below for each of the five fiscal years in the period ended December 28, 1996 is derived from the Consolidated Financial Statements of the Company, as audited by Price Waterhouse LLP, independent accountants. In addition, the selected consolidated statement of income and balance sheet data for each of the fiscal quarters ended April 5, 1997 and March 30, 1996 is derived from the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 5, 1997. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, related notes, and other financial data included elsewhere in or incorporated by reference in this Prospectus.


                                      Fiscal Quarter Ended                           Year Ended
                                    -------------------------  ------------------------------------------------------
In thousands, except ratios           April 5     March 30,       Dec. 28    Dec. 30     Dec. 31    Jan. 1     Jan. 2
and per share data                      1997        1996             1996       1995        1994   1994(1) 1993(1)(2)
                                        ----        ----             ----       ----        ----   ------- ----------
Statement of Income Data:
Net sales and other income               $99,630      $95,303    $636,341   $585,289    $565,433  $533,611   $503,946
Cost of products sold                     73,881       70,019     469,715    432,062     419,769   395,727    368,027
Depreciation                               5,092        5,736      21,497     23,163      23,973    23,364     20,831
Selling, general and administrative       22,156       23,595      96,454     99,164      93,510    88,433     81,297
                                          ------       ------    --------   --------    --------  --------   --------
Income from operations                   (1,499)      (4,047)      48,675     30,900      28,181    26,087     33,791
Gain on sale of facilities                     -            -          --         --       4,405        --         --
Interest expense                           5,453        4,854      21,742     21,952      18,151    16,996     13,540
                                           -----        -----    --------   --------    --------  --------   --------
Income (loss) before income taxes and
  extraordinary loss on early
  extinguishment of debt                 (6,952)      (8,901)      26,933      8,948      14,435     9,091     20,251
Income taxes (benefit)                   (2,717)      (3,381)      10,234      3,400       5,485     3,188      7,060
                                         -------      -------    --------   --------    --------  --------   --------

Income (loss) before extraordinary loss
  on early extinguishment of debt        (4,235)      (5,520)      16,699      5,548       8,950     5,903     13,191
Extraordinary loss on early
  extinguishment of debt (net of income
  taxes of $2,296)                          -            -             --    (3,746)          --        --         --
                                        --------     --------    --------   --------    --------  --------   --------
Net income (loss)                       ($4,235)     ($5,520)    $ 16,699   $  1,802    $  8,950  $  5,903   $ 13,191
                                        ========     ========    ========   ========    ========  ========   ========
Per Common Share Data:
Income (loss) before extraordinary loss
  on early extinguishment of debt        ($0.15)      ($0.19)    $   0.53   $   0.15    $   0.26  $   0.16   $   0.42
Net income (loss)                         (0.15)       (0.19)        0.53       0.02        0.26      0.16       0.42
Dividends declared                          0.00         0.00        0.00       0.00        0.05      0.20       0.20
Pro Forma Data(3)
  (unaudited):
Pro forma income (loss) from
  continuing operations                 ($4,692)                 $ 14,841
Pro forma income (loss) per common
  share from continuing operations        (0.16)                     0.48
Balance Sheet Data (end of period):
Working capital                         $266,439     $251,355    $275,491   $274,844    $122,854  $243,553   $126,717
Total assets                             493,728      459,285     500,780    475,799     456,809   474,965    435,818
Total debt                               236,809      214,626     229,668    227,685     216,355   239,438    200,531
Total stockholders' equity               199,742      183,290     202,928    189,057     187,101   179,197    178,793
Other Data:
EBITDA(4)                                 $3,897       $1,993    $ 71,389   $ 55,279    $ 53,371  $ 50,668   $ 55,559
Capital expenditures                      12,504        4,999      29,048     17,337       8,624    22,250     30,330
Ratio of EBITDA to interest
  expense(4)                                0.71         0.41        3.28       2.52        2.94      2.98       4.10
Ratio of EBITDA minus capital
  expenditures to interest
 expense(4)(6)                                                       1.95       1.73        2.47      1.67       1.86
Ratio of total debt to EBITDA(4)                                     3.22       4.12        4.05      4.73       3.61
Ratio of earnings to fixed
  charges(5)(7)                                                      2.03       1.34        1.59      1.41       2.11

--------------------
(1) During the fourth quarter of fiscal 1993, the Company changed its method of determining the cost of inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. Under the current economic environment of low inflation, the Company believes that the FIFO method will result in a better measurement of operating results. The operating results of all years prior to fiscal 1993 have been restated to apply the new method retroactively. The effect of the accounting change on net income as previously reported was to reduce net income by $4,001 for fiscal 1992. In addition, earnings per common share were reduced by $0.14 for fiscal 1992.

(2) Includes 53 weeks. All other years presented include 52 weeks.

(3) Pro forma income from continuing operations and pro forma income per common share from continuing operations have been calculated by adjusting historical results of operations to give effect to the transactions described in "Use of Proceeds" as if they had been consummated at December 31, 1995. For purposes of preparing the pro forma financial information, the Company assumed interest rates of 9.625% and 6.9% on the Notes and the Senior Credit Facility, respectively.

(4) EBITDA represents earnings before taking into consideration interest expense, income taxes, extraordinary item, depreciation and amortization and excludes gain on sale of facilities. EBITDA is included herein to provide additional information related to the Company's ability to service debt. EBITDA should not be considered as an alternative measure of the Company's net income, operating performance, cash flow or liquidity computed in accordance with generally accepted accounting principles. After giving effect to the Financing, for the year ended December 28, 1996, EBITDA would have been $71,389, pro forma ratio of EBITDA to interest expense would have been 2.89 and pro forma ratio of EBITDA minus capital expenditures to interest expense would have been 1.71. After giving effect to the Financing, for the fiscal quarter ended April 5, 1997, EBITDA would have been $3,897, pro forma ratio of EBITDA to interest expense would have been 0.63 and pro forma EBITDA would not have covered capital expenditures by $8,607.

(5) For purposes of computing this ratio, earnings consist of earnings before income taxes, extraordinary items and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and one-third of rental expense (the portion considered representative of the interest factor). After giving effect to the Financing, the pro forma ratio of earnings to fixed charges would have been 1.82 for the year ended December 28, 1996. After giving effect to the Financing, the pro forma earnings did not cover fixed charges by $7,701 for the fiscal quarter ended April 5, 1997.

(6) EBITDA did not cover capital expenditures by $8,607 and $3,006 for the fiscal quarters ended April 5, 1997 and March 30, 1996, respectively.

(7) Earnings did not cover fixed charges by $6,952 and $8,901 for the fiscal quarters ended April 5, 1997 and March 30, 1996, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Three Months Ended April 5, 1997 and March 30, 1996

Results of Operations

The following table presents the Company's consolidated statement of operations items as a percentage of net sales.

                                         Three Months Ended
                                         --------------------------------------
                                            April 5, 1997        March 30, 1996
                                          -----------------    ----------------
Net sales and other income                     100.0%                 100.0%
                                            -----------           -----------
Cost of products sold                           74.2                   73.4
Depreciation                                     5.1                    6.0
Selling, general and administrative             22.2                   24.8
Interest                                         5.5                    5.1
                                            ------------          -----------
Total costs and expenses                       107.0                  109.3
                                            ------------          -----------
Income (loss) before income taxes               (7.0)                  (9.3)
Benefit (provision) for income taxes             2.7                    3.5
                                            ------------          -----------
Net income (loss)                               (4.3)%                 (5.8)%
                                            ============          ===========

Note:    Certain items have been rounded to cause the columns to add to 100%.

Net sales and other income for the three months ended April 5, 1997, increased $4.3 million, or 4.5%, from the first quarter of 1996. Activewear sales of $57.6 million represent an increase of $3.0 million, or 5.4%, as compared to the first quarter of 1996. Licensed apparel sales of $42.0 million in the first quarter of 1997 represent an increase of $1.4 million, or 3.3%, as compared to the first three months of 1996. During the first quarter of 1997, sales of higher margin branded and premium private label products increased 10.1%, compared to the same period of the prior year. Sales of jersey products were $31.5 million representing a 5.0% increase over the first quarter of 1996.

Cost of products sold as a percentage of sales increased to 74.2% for the first quarter of 1997 compared to 73.4% for the comparable first quarter of last year. The decrease in margin as a percentage of sales reflects the shift in product mix toward jersey products which typically carry a lower margin than the Company's fleece products.

Depreciation expense decreased $644,000, or 11.2%, during the first quarter of 1997. This decrease was the result of certain assets becoming fully depreciated during 1996. The Company invested $12.5 million in fixed assets during the first three months of 1997.

Selling, general and administrative expenses (S, G&A) decreased $1.4 million for the first quarter of 1997 compared to the same period of 1996. The primary reason for this decrease was a $1.3 million reduction in advertising expense for the first quarter of 1997 compared to the same period of 1996. As a percentage of sales, S,G&A expenses were 22.2% compared to 24.8% for the first three months of 1996.

Interest expense as a percentage of sales increased from 5.1% for the first quarter of 1996 to 5.5% for the comparable period of 1997. Interest expense increased from $4.9 million for the first quarter of 1996 to $5.5 million for the first three months of 1997 due to higher average borrowings. The nature of the Company's business requires extensive seasonal borrowings to support its working capital needs. For the first three months of 1997 working capital borrowings averaged $115.2 million at an average rate of 7.0% compared to $105.7 million and 7.0%, respectively, for the comparable period of the prior year.

Benefit (provision) for income taxes reflects an effective rate for combined federal and state income taxes of 39% for the first three months of 1997 and 38% for the comparable period of 1996.

Financial Condition, Liquidity and Capital Resources

Net working capital at April 5, 1997, decreased $9.1 million from year-end 1996 due primarily to lower accounts receivable partially offset by higher inventories. Net accounts receivable decreased $51.7 million from December 28, 1996, to April 5, 1997, due to the seasonality of the Company's products. Receivables normally peak in September and October and begin to decline in December as shipment volume decreases and cash is collected.

Inventories traditionally increase during the first half of the year to support second-half shipments. Compared to December 28, 1996, inventories increased $35.7 million, or 22.0%.

The current ratio at April 5, 1997 was 6.4 compared to 5.9 at December 28, 1996. The increase in the ratio from the beginning of the year was mainly due to lower accounts payable.

Total long-term debt at April 5, 1997 included the senior notes totaling $110 million and $118.9 million outstanding under the revolving credit facility. At the end of the first quarter of 1997, the Company was in compliance with all debt covenants.

On April 15, 1997 the Company sold $75 million of 9 5/8% Senior Notes due 2007. Proceeds from the sale of the Senior Notes were used to repay existing indebtedness and to redeem $7,500,000 of the Series B, $7.50 cumulative convertible preferred stock. The Company has renegotiated the terms of its revolving credit facility with a group of banks headed by NationsBank, N.A. The terms of the new facility are substantially equivalent to those of the current revolving credit facility, except that the maximum borrowing amount under the new facility will be $187 million, compared with $225 million under the old facility. Reduction of the borrowing limit reflects the sale of $75 million Senior Notes.

On March 20, 1996, the Company's Board of Directors authorized the purchase of up to 750,000 shares of the Company's common stock. On October 29, 1996 the Company's Board of Directors authorized the purchase of an additional 250,000 shares. As of April 5, 1997, a total of 534,800 shares had been purchased and retired. Stockholders' equity decreased $3.2 million during the first three months of 1997 as a result of net loss for the period of $4.2 million, dividends of $284,000 and stock repurchases of $248,000 partially offset by proceeds from stock plans of $1.6 million. Debt as a percentage of total capitalization was 54.2% compared to 53.9% at March 30, 1996.

On April 28, 1997, the Company called for mandatory redemption 75,000 shares of the 150,000 outstanding shares of its $7.50 Series B, $100 stated value Preferred Stock at a redemption price (including accrued but unpaid dividends) of $103.75 per share.

For the first three months of 1997 net cash provided by operations was $6.2 million versus $22.3 million for the same period last year. The reduction in operating cash was due to a decrease of $4.0 million in accounts payable and accrued expenses compared to an increase of $9.2 million for the comparable period of the prior year. Cash used for capital asset additions increased $7.5 million in 1997 compared to the first three months of 1996. Cash provided by financing activities increased $21.5 million from the first three months of 1997 primarily as a result of higher seasonal borrowing requirements. The Company expects that annual cash flows from income and non-cash items, supplemented by the revolving credit facility, will be adequate to support requirements for the remainder of 1997.

New Accounting Standard

In February 1997, the Financial Accounting Standards Board (the "Board") adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"), which replaces the presentation of primary and fully diluted earnings per share ("EPS") with basic and diluted EPS, respectively. FAS 128 simplifies the standards for computing earnings per share and makes them comparable to international EPS standards. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

The Company must adopt this Statement in the fourth quarter of 1997. Pro forma basic and diluted EPS were both $(.15) for the quarter ended April 5, 1997 and $(.19) for the quarter March 30, 1996.

Two Years Ended December 28, 1996

Results of Operations

The following table presents the Company's consolidated statement of operations as a percentage of net sales and other income:

                                                      December 28, 1996    December 30, 1995  December 31, 1994
                                                            (52 weeks)          (52 weeks)         (52 weeks)
                                                            ----------          ----------         ----------
Net sales and other income                                       100.0%              100.0%             100.0%
                                                        ----------------    ----------------   ---------------
Cost of products sold                                             73.8                73.8               74.2
Depreciation                                                       3.4                 4.0                4.2
Selling, general and administrative                               15.2                16.9               16.5
Gain on sales of facilities                                         --                  --               (0.7)
Interest                                                           3.4                 3.8                3.2
                                                        ----------------    --------------     ---------------
     Total costs and expenses                                     95.8                98.5               97.4
                                                        ----------------    --------------     ---------------
Income before income taxes and extraordinary loss
   on early extinguishment of debt                                 4.2                 1.5                2.6
Benefit (Provision) for income taxes                              (1.6)               (0.6)              (1.0)
                                                        ----------------    ---------------    ---------------
Income before extraordinary loss on early
   extinguishment of debt                                          2.6                 0.9                1.6
Extraordinary loss on early extinguishment of debt
   (net of income taxes)                                            --                (0.6)                --
                                                        ----------------    ----------------   ---------------
     Net income                                                    2.6%                0.3%               1.6%
                                                        ================    ================   ===============

--------------------
Note: Certain items have been rounded to cause the columns to add to 100%.


Fiscal Year 1996 Compared to Fiscal Year 1995

Net sales and other income of $636.3 million for the year ended December 28, 1996, represents an increase of $51.1 million, or 8.7%, over the prior year. This increase was primarily the result of increased sales volumes, and was further supported by a shift in sales mix to premium products. Activewear sales of $408.2 million in 1996 represent an increase of $20.4 million, or 5.3%, as compared to 1995. Licensed sales of $228.1 million in 1996 represent an increase of $30.7 million, or 15.5%, as compared to fiscal 1995. Licensed apparel sales in 1995 were adversely effected by professional sports labor issues which were resolved prior to fiscal 1996. During 1996, sales of higher margin branded and premium private label products increased 23.7%, and sales to the screenprint and distributor channels increased 10.2%. Sales of jersey products were $112.4 million for fiscal 1996, representing 27.5% of the Company's activewear sales as compared to 24.0% for fiscal 1995.

Cost of products sold as a percentage of sales was 73.8% for both 1996 and 1995. The increased margins achieved from the sale of premium products in 1996 were offset by higher raw material costs and the increased percentage of jersey product sales which are at lower margins. The higher raw material costs were due to raw cotton and polyester prices which peaked in the first half of 1996. These prices began to decline in the second half of the year, and the Company expects its raw material prices for 1997 to decline from 1996 levels. As of February 20, 1997, the Company has fixed the price on approximately 60% of its planned cotton purchases for fiscal 1997.

Depreciation expense as a percentage of sales was 3.4% for fiscal 1996 and 4.0% for fiscal 1995. The $1.7 million decline in depreciation expense from the 1995 amount of $23.2 million was the result of certain assets becoming fully depreciated during 1996. This decrease was partially offset by depreciation expense incurred on 1996 capital additions of $29.0 million.

Selling, general and administrative ("SG&A") expenses decreased $2.7 million in 1996. As a percentage of sales, SG&A expenses were 15.2% in 1996 and 16.9% in 1995. The 1995 percentage includes a one-time charge of $5.0 million, or .8% of sales, in deferred advertising costs which were charged off as required by the Accounting Standards Executive Committee's Statement on Reporting Advertising Costs. This statement first became effective for the Company at the beginning of fiscal 1995. Excluding the effect of this charge in 1996, SG&A expenses reflect higher advertising costs which were used to support the increase in sales. This increase in advertising spending was partially offset by a decrease in the bad debt provision resulting from improved collection experience.

Operating income (income before interest and income taxes) increased 57.6% during the 1996 fiscal year to $48.7 million compared to $30.9 million for fiscal 1995. This increase results from both the higher revenues achieved and the effects of improved cost controls.

Interest expense as a percentage of sales decreased from 3.8% in 1995 to 3.4% in 1996. Interest expense decreased from $22.0 million to $21.7 million in 1996, primarily as a result of lower average rates. The nature of the Company's primary business requires extensive seasonal borrowings to support its working capital needs. During fiscal 1996, working capital borrowings averaged $137.5 million at an average rate of 6.9% compared to $136.4 million and 7.6% respectively, for the comparable period of the prior year.

Provision for income taxes is a function of pretax earnings and the combined effective rate of federal and state income taxes. This combined rate was 38% in both 1996 and 1995. The provision for income taxes increased $6.8 million in 1996 as a result of higher pretax earnings, representing 1.6% of net sales as compared to 0.6% in fiscal 1995.


Fiscal Year 1995 Compared to Fiscal Year 1994

Net sales and other income of $585.3 million for fiscal 1995 increased $19.9 million, or 3.5%, over the 1994 level of $565.4 million. The 1995 sales growth was due to increased sales volume in the activewear line, and was partially offset by decreases in licensed apparel and headwear sales volume which resulted from professional sports labor issues. Sales of premium products increased in 1995, with Discus Athletic activewear up 29.9% to $75.8 million, and LogoAthletic licensed apparel up 42.8% to $92.0 million. Sales of jersey products were $93.1 million for 1995, representing 24.0% of the Company's activewear sales as compared to 16.5% for 1994.

Cost of products sold as a percentage of sales improved in fiscal 1995, decreasing from 74.2% in fiscal 1994 to 73.8%. This reduction resulted primarily from manufacturing efficiencies realized from increased production schedules and higher average selling prices. Costs were reduced in spite of growth in jersey volume, which typically produces lower margins, and increased raw material costs. Raw material costs were higher in 1995 than in 1994 as a result of the increased price of both raw cotton and polyester fiber.

Depreciation expense as a percentage of sales decreased from 4.2% for 1994 to 4.0% for 1995. Depreciation expense decreased from $24.0 million in 1994 to $23.2 million in 1995, due to relatively low capital expenditures.

SG&A expenses increased as a percentage of sales to 16.9% for 1995 from 16.5% for 1994. This increase is primarily due to the one-time charge of $5.0 million for deferred advertising costs required to be recognized in 1995. In addition, the bad debt provision was increased in 1995 in response to collection difficulties.

Interest expense as a percentage of sales increased from 3.2% in 1994 to 3.8% in 1995. Interest expense increased from $18.2 million in 1994 to $22.0 million in 1995 due to higher interest rates. Average borrowing requirements of $136.4 million at an average rate of 7.6% in 1995 compared with $155.3 million and 5.2% for 1994, respectively.

Provision for income taxes reflects an effective rate for combined federal and state income of 38% for both 1995 and 1994.


Financial Condition, Liquidity and Capital Resources

Net working capital at December 28, 1996 of $275.4 million was $0.6 million higher than the December 30, 1995 amount of $274.8 million. Net accounts receivable increased $17.4 million from December 30, 1995 to December 28, 1996 due to the strong fourth quarter sales increase.

Inventories traditionally increase through the first half of the year to support second-half shipments. In 1996, inventories peaked on May 25, 1996 at $220.9 million and then dropped to $162.3 million on December 28, 1996. As of December 28, 1996, inventories had increased $4.3 million or 2.7% from December 30, 1995. This increase was primarily due to additional jersey inventories produced to meet anticipated first quarter 1997 demand. The current ratio (ratio of current assets to current liabilities) at December 28, 1996, was 5.9 compared to 7.8 for December 30, 1995. The decrease in the ratio was mainly due to higher current liabilities required to meet the increase in receivables and inventories.

Total indebtedness at December 28, 1996 consisted primarily of the 1995 Notes totaling $110 million and $113.6 million outstanding under the Senior Credit Facility. The Company's average credit facility borrowings during fiscal 1996 were $137.5 million and its peak borrowing was $175.5 million at September 11, 1996. At December 28, 1996, the Company was in compliance with all debt covenants.

On March 20, 1996, the Company's Board of Directors authorized the purchase of up to 750,000 shares of the Company's common stock. On October 29, 1996, the Company's Board of Directors authorized the purchase of an additional 250,000 shares. As of December 28, 1996, a total of 497,800 shares had been purchased and retired. Stockholders' equity increased $13.9 million during fiscal 1996 as a result of net income for the period of $16.7 million and net proceeds from the employee stock purchase plan of $0.8 million partially offset by repurchases of common stock totalling $2.5 million and preferred dividends of $1.1 million.

In fiscal 1996, net cash provided by operations was $31.2 million compared to $6.9 million in fiscal 1995, reflecting the improved earnings in 1996. Cash used for capital expenditures increased $11.7 million in fiscal 1996 from $17.3 million to $29.0 million primarily as a result of the purchase of the Asheville dyeing facility. The Company has budgeted $21.0 million for capital expenditures in fiscal 1997. Cash used by financing activities was $0.6 million for fiscal 1996 compared to cash provided by financing activities of $7.4 million in 1995 as a result of payments on the revolving credit facility and stock repurchases. The Company expects that its short-term borrowing needs, including that required for the acquisition of California Shirt Sales, Inc., will be met through cash generated from operations and borrowings under the Senior Credit Facility. See "Business--Recent Development." Debt as a percentage of capitalization was 53.1% at December 28, 1996 compared to 54.6% at December 30, 1995.


                                    BUSINESS

General

The Company is one of the world's largest marketers and manufacturers of activewear and licensed sports apparel for consumers and sports enthusiasts. The Company's diverse product line includes fleeced sweats, jersey products (outerwear T-shirts), decorated jackets and caps. These products are sold under the Company's own brands led by the Discus Athletic and LogoAthletic premium labels and under private labels, including Nike, Reebok and Pro Spirit. In addition, the Company has numerous professional and college sports licenses to market and manufacture embroidered and screen-printed products with team logos and designs under its Discus Athletic, LogoAthletic, Logo 7 and TrackGear brands. The Company is a licensee of professional sports apparel, holding licenses from the National Football League ("NFL"), Major League Baseball ("MLB"), the National Basketball Association ("NBA"), the National Hockey League ("NHL") and the National Association for Stock Car Auto Racing ("NASCAR") to manufacture a full range of apparel for adults and children.

Historically, Tultex has been a producer of quality fleece products for sale to distributors and resale to consumers under private labels. However, in the 1980s, the activewear industry began to change. Increasing consumer demand reflecting more active and casual lifestyles and the industry's historically good long-term growth prospects and low fashion risk as compared to other apparel products, attracted large, well-financed companies which acquired competitors of the Company. Simultaneously, larger mass merchandise retailers began to exert pressure on margins for lower-priced fleece products.

In recent years, Tultex has successfully pursued a strategy to enhance its competitiveness and to capitalize on growth opportunities by becoming a consumer-oriented apparel maker able to compete in a changing industry. This strategy includes the following elements:

 .    Promoting Higher-Margin Products. The Company continues to strengthen its competitiveness through (i) the development of branded and private label, higher-quality and higher-margin products to supplement its traditionally strong position in the lower-priced segment of the business and (ii) since 1991, the manufacture of jersey products. The Company has developed its own brands, promoting Discus Athletic and LogoAthletic for its premium products and using the Tultex and Logo 7 labels for the value-oriented and wholesale segments of the market. Discus Athletic's highly visible advertising during televised broadcasts of college football and basketball on the ESPN and ABC television networks and sports marketing sponsorships, such as ProBeach Women's Volleyball, have contributed to significant annual increases in sales of this brand since 1992. In addition, Tultex has partnering arrangements to supply higher-quality, private label products to companies such as Reebok and Nike, none of which accounted for more than 10% of the Company's consolidated sales during 1996. Sales of the higher-margin branded and premium private label products have grown from 13.8% of consolidated sales in 1993 to 37.6% in 1996.

 .    Expanding into Licensed Apparel Business to Complement Activewear Business.
     Tultex's 1992 acquisitions of LogoAthletic, a marketer of licensed sports apparel, and LogoAthletic/Headwear, a marketer of sports licensed headwear, contributed to the Company's achieving the third largest market share (11.8%) in the higher-margin licensed apparel business in 1995, and created opportunities for significant manufacturing and distribution synergies with the Company's activewear business. The promotion of the LogoAthletic brand of licensed apparel through television and print advertising, as well as promotional arrangements featuring Dallas Cowboys' Troy Aikman, Miami Dolphins' Dan Marino, Denver Broncos' John Elway, Kansas City Chiefs' Marcus Allen and the Buffalo Bills' Bruce Smith, among others, has helped to increase the visibility and sales of LogoAthletic products.

 .    Strengthening Customer Relationships. Tultex actively pursues strong relationships with department, sporting goods and other specialty stores, such as Sears, JC Penney, Modell's, Dillard's, Foot Locker, Champs and Sports Authority, to distribute its higher margin branded and private label products. In addition, the Company continues to strengthen its relationships with high volume retailers such as Wal-Mart, Kmart and Target by supplying private label, Tultex and Logo 7 products. Tultex provides customers with exceptional service and support; as an example, its distribution capabilities are highly responsive to customers' changing delivery and inventory management requirements.

 .    Increasing Emphasis on Wholesale Distribution. In recent years, Tultex has placed increased emphasis on distribution channels, acquiring California Shirt, a major jerseywear distributor in 11 western states and Hawaii in April 1997, and T-Shirt City, Cincinnati, Ohio, a major distributor of fleecewear and jerseywear in the Midwest in May 1997. See " --Recent Development".

 .    Vertically Integrating. The Company's activewear business is vertically integrated, spinning approximately 80-85% of the yarn it requires in three yarn plants located in North Carolina (the balance is purchased under yarn supply contracts) and knitting, dyeing and cutting fabric and sewing finished goods in eight plants in Virginia and North Carolina and one plant in Jamaica. The Company's licensed apparel operations are conducted from one plant in Indiana, one plant in Massachusetts, and one plant in North Carolina.

The Company's strategy has improved its sales mix. While net sales increased 8.7% in fiscal 1996 over 1995, net sales of Discus Athletic activewear, LogoAthletic licensed apparel and premium private label products increased 23.7% to $239.3 million. Sales of jersey products were $112.4 million for the fiscal year ended December 28, 1996, representing 27.5% of the Company's activewear sales during such period compared to 24.0% for fiscal 1995.


Recent Developments

On April 16, 1997, the Company acquired substantially all of the assets and assumed the operating liabilities of California Shirt Sales, Inc., a major jerseywear distributor headquartered in California with distribution operations in 11 western states and Hawaii. Prior to the transaction, California Shirt had been the Company's major distributor for sales to small retail outlets and screenprinters in California Shirt's distribution territory. In addition to distributing Tultex jerseywear, California Shirt distributes products manufactured by others under nationally recognized name brands. The acquisition is not expected to affect the availability of product from these manufacturers. This acquisition furthers the Company's strategy to become more vertically integrated from the manufacture of fleece and jerseywear to distributing consumer products to wholesale and screenprint customers. The acquisition did not require a significant financial commitment and was funded by internally generated funds.

On May 6, 1997, the Company acquired certain of the assets and assumed the operating liabilities of T-Shirt City, Inc., a major fleecewear and jerseywear distributor headquartered in Ohio with distribution operations in the Midwest. Prior to the transaction, T-Shirt City had been a distributor for the Company's products in its distribution territory. In addition to distributing the Company's products, T-Shirt City distributes products manufactured by others under nationally recognized name brands. The acquisition is not expected to affect the availability of products from other manufacturers. As with the California Shirt Sales acquisition, the T-Shirt City acquisition furthers the Company's strategy to become more vertically integrated, as described in the preceding paragraph. The acquisition did not require a significant financial commitment and was funded by internally generated funds.

Industry

The Company produces activewear and licensed apparel and headwear for sale at a broad range of price points through all major distribution channels.


Activewear

The Company's activewear business consists of its fleecewear and jersey products. All activewear industry and market share data included herein has been estimated by the Company based on data provided by Market Research Corporation of America, a leading provider of market information on the textile industry.

Fleecewear. The fleecewear industry, with retail sales of approximately $7.8 billion in 1995, has grown 1.7% in unit sales from 1990 to 1995. The predominant fleecewear products are sweatshirts and bottoms.

The basic fleecewear industry is characterized by:

 .    low fashion risk--although fashion detailing changes often, basic garment styles are not driven by trends or fads;

 .    overall stability--despite cyclical fluctuations, industry sales volume is estimated to have remained relatively stable, growing from 680.0 million units in 1990 to 691.6 million units in 1995;

 .    entry by well-financed acquirors--s20 new entrants have been attracted by the industry's long-term growth and have been able to make the large initial capital investments for manufacturing;

 .    barriers to entry--barriers include large required capital investments, and growing importance of brand-name recognition and established customer relationships; and

 .    low threat of imports--the low labor portion of the cost of manufacturing fleecewear and the short delivery times required for inventory control by retail customers reduce the threat of competition from imports.

Sales of fleeced apparel experienced significant growth during the late 1970s and 1980s due to the increased pursuit of physical fitness and active lifestyles and the related rise in popularity and acceptance of sweatshirts, jersey apparel and other types of athletic clothing as "streetwear." Moreover, fleecewear products have registered significant improvements in fabric weights, blends, quality of construction, size, style, and color availability over the past few years, which has contributed to this growth in demand. In particular, garments are sized larger and typically use heavier, more shrink-resistant fabrics. In addition, acrylic-dominant blends have been supplanted by polyester-dominant and cotton-dominant blends. Despite these upgrades in product specifications, retail prices have remained relatively flat in real terms due to improvements in manufacturing technology and competitive pressures.

Fleecewear exhibits a marked seasonality. For example, over the past three fiscal years, an average of 72.9% of the Company's fleecewear unit sales have occurred in the third and fourth quarters.

Jersey (Outerwear T-shirts). Unit retail sales of jersey products have grown 7.5% from 1990 to 1995 and in 1995 totaled $7.0 billion, or 871.9 million units. Like fleecewear, the industry characteristics of jersey apparel include low fashion risk and long-term growth. Imports are a greater threat as the weight/labor ratio and the freight costs involved are lower for jersey products than for fleecewear; however, the ability to produce large volumes with short delivery times gives domestic manufacturers an advantage over import competition in both fleecewear and jersey apparel.

Industry Makeup and Retail Channels. In 1995, the five largest fleece manufacturers together accounted for an estimated 29.9% of the branded market in the fleecewear industry, with Hanes Corporation, Russell Corporation, Fruit-of-the-Loom, Inc., Tultex and VF Corporation accounting for approximately 10.9%, 6.7%, 4.3%, 4.2% and 3.8% of wholesale industry sales, respectively. The retail jersey industry also is fragmented. In 1995, the 5 largest jersey manufacturers together accounted for an estimated 18.1% of the branded market in the jersey industry, with Sara Lee Corporation, Fruit-of-the-Loom, Russell Corporation, VF Corporation and Tultex accounting for approximately 6.5%, 5.8%, 2.7%, 2.1% and 1.0% of wholesale industry sales, respectively. The activewear industry has been characterized since the 1980s by the acquisition of existing competitors by larger companies with substantial financial resources and manufacturing and distribution capabilities. These factors and the resulting price reductions and inventory build-ups have adversely affected participants in the activewear industry, including Tultex, particularly with respect to the fleecewear industry.

While fleeced apparel pricing has improved and inventory levels have recovered to more typical levels in the second half of 1996, there can be no assurance that these market conditions will continue. Fleecewear is distributed through department stores, chain stores and sporting goods stores, although mass merchandisers, wholesale clubs, and other discount retailers represent a dominant and growing percentage of the total fleecewear market.

Competitive Factors. The Company believes that price and quality are the primary factors in consumer purchasing decisions. Brand name is often a proxy for quality; as a result, those companies with brand name recognition enjoy increased sales from this competitive advantage, as mass merchandisers, department store chains, and wholesale clubs are requiring more branded than private label activewear. Management believes that the market share of foreign competitors in the fleecewear and jersey industries is immaterial.


Licensed Apparel

Estimated wholesale sales of professional sports licensed apparel (including headwear) for 1995 were approximately $2.2 billion, according to Sports Style Magazine, an industry publication. In general, the Company believes that the prospects for its continued growth in this market are good, although growth is expected to be less rapid than in recent years due to increased competition. The Company also believes that the industry has recovered from the effect of labor disputes in basketball and continues to recover from the effect of the labor disputes in baseball and hockey. The continually changing fortunes of existing teams, together with the introduction of new franchises, has made the market extremely dynamic, as interest in each team fluctuates with its performance. Manufacturers, such as the Company, with the capacity to respond quickly to these changes with new products and designs, enjoy a competitive advantage over smaller competitors.

Industry Makeup and Retail Channels. The industry has expanded rapidly over the past five years, with the professional sports leagues granting large numbers of licenses. With this proliferation of licenses, individual competitor's sales growth slowed, though the top companies continued to gain market share. After giving effect to industry consolidation, management estimates that at the end of 1995, the top four companies would have accounted for approximately 51.5% of the market, with Starter Corporation, VF Corporation, Tultex and Fruit-of-the-Loom accounting for approximately 17.3%, 13.1%, 11.8% and 9.3% of wholesale industry sales in 1995, respectively, according to Sports Style Magazine. Imports of finished goods purchased by retailers directly or through import companies do not represent a significant factor in the industry as a whole, since there are no foreign licensees. However, all of the larger domestic companies competing in the market do use significant off-shore sourcing of finished outerwear goods. Licensed apparel products are generally sold through the same retail channels as activewear.

Competitive Factors. There are significant barriers to entering the licensed sports apparel industry and expanding such a business to significant size. After expanding the number of licensees rapidly in recent years, the licensing associations have begun to consolidate their relationships with existing manufacturers and appear less likely to enter into licensing agreements with new entrants. New entrants would be required to devote considerable resources to developing their product mix and sales and distribution capabilities to compete effectively.


Company Products

Activewear ($408.2 million or 64.2% of 1996 consolidated sales)

The principal activewear products of the Company are fleeced knitwear items such as sweatshirts, jogging suits, hooded jackets, headwear and jersey apparel for work and casual wear. The Company manufactures apparel products principally under the Discus Athletic and Tultex brands. Products carrying the Discus Athletic name are marketed for sale to chains such as Foot Locker, department stores such as Sears and sporting goods stores, while Tultex products are marketed for sale to mass merchandisers such as Wal-Mart and wholesale clubs such as Sam's. The Company also manufactures private-label products for sale under many labels, including Nike, Reebok and Pro Spirit.

Licensed Apparel and Headwear ($228.1 million or 35.8% of 1996 consolidated sales)

The Company's licensed products include jackets, sweats, T-shirts, baseball-style caps and other headwear, embroidered or imprinted with professional and college sports logos. These products are marketed under the LogoAthletic, Logo 7 and TrackGear brands. Under the LogoAthletic name, the Company offers premium-quality jackets, caps and other activewear, including NFL "Pro-Line" authentic sideline gear and NBA "Authentics" apparel. Tultex, through LogoAthletic, acquired Pro-Line status from the NFL in 1993, a flagship program entitling the Company to sell products identical to those worn on the sidelines by NFL players and coaches. Under the terms of the nonexclusive Pro-Line contract, the Company markets Pro-Line products at retail for all 30 NFL teams. The Company's NFL Pro-Line and NBA Authentics products prominently feature the LogoAthletic name and trademark, which the Company believes are key elements in developing the LogoAthletic brand. See "--Licenses." Under the Logo 7 brand, the Company offers moderately-priced outerwear, fleecewear, T-shirts and caps with licensed designs and logos. The Company also sells popularly-priced licensed fleecewear, jersey apparel and headwear. Under the TrackGear brand, the Company offers items such as t-shirts, sweatshirts, windbreakers and hats featuring designs involving NASCAR drivers and cars.


Customers; Marketing and Sales

Customers

The Company offers a diverse product line for sale at a full range of price points through all major distribution channels. Customers include chain stores, department stores, sporting goods specialty stores, and mass merchandisers. The Company's higher-quality fleecewear and jersey products, such as the Discus Athletic and LogoAthletic brands, are sold primarily through department and specialty stores and mail-order distribution channels rather than through mass merchandisers and wholesale clubs, thereby enabling Tultex to enhance the image of these branded and private label products and achieve higher margins. The Tultex and Logo 7 brands are marketed through mass merchandisers and wholesale clubs that compete more on price than brand. The following chart details the distribution channels for the Company's branded products.

Brands              Products                                 Distribution Channels
------              --------                                 ---------------------
Discus Athletic     Fleece and jersey activewear             Sporting goods specialty stores and chain
                                                             stores (Sports Authority, Modell's), department store
                                                             (Belk's) retail chains (Sears), international
                                                             distributors and sales agencies (Nissan Trading)


Tultex              Fleece and jersey activewear             Mass merchants (Kmart, Wal-Mart), retail chains
                                                             (Montgomery Ward), regional discounters (Shopko),
                                                             distributors and mass merchant screenprinters
                                                             (California Shirt Sales, T-Shirt City, Brazos
                                                             Sportswear, Jerry Leigh, Giant Merchandise,
                                                             Wintergreen), wholesale clubs (Sam's)

LogoAthletic        Licensed activewear, outerwear           Retail chains (JC Penney,
                    and headwear                             Sears), sporting goods  specialty stores
                                                             (Champs, Foot Locker), department
                                                             stores (Dillard's, Mercantile)

Logo 7              Licensed activewear, outerwear           Mass merchants (Kmart), distributors (West Coast
                    and headwear                             Novelties)

TrackGear           Licensed activewear, outerwear           Retail chains, corporate accounts, and stockcar
                    and headwear                             racetracks

Marketing and Sales

The Company has shifted its marketing strategy in recent years to focus on the development of its own brands and sales through distribution channels that support higher margins. In particular, the Company has devoted significant resources to the promotion of its Discus Athletic and LogoAthletic brands.

In 1993, the Company began conducting advertising campaigns to promote its Discus Athletic and LogoAthletic brands. The Discus Athletic advertising campaign emphasizes quality and the usefulness of the product for many sports. The Company believes that this positioning effectively differentiates the Discus Athletic line from competing specialized lines with powerful brand associations. To reinforce the association of the brand with competitive athletics, Discus Athletic advertises on ESPN's college football and basketball programs, ABC's college basketball program and televised Atlantic Coast Conference and Big 10 basketball games. The Company believes these placements are particularly effective in reaching college sports enthusiasts, an important part of the Company's target market.

The LogoAthletic campaign focuses on establishing the "authenticity" of LogoAthletic products. The Company believes that licensed apparel sales benefit substantially from the perception that products are the same as those worn by professional sports stars. LogoAthletic acquired NFL Pro-Line status in 1993. To provide visibility and reinforce this authenticity, the Company provided sideline garments and caps prominently featuring the LogoAthletic trademark for eight NFL teams in 1996, the Green Bay Packers, Indianapolis Colts, St. Louis Rams, Phoenix Cardinals, Tampa Bay Buccaneers, Buffalo Bills, Kansas City Chiefs and Houston Oilers, as well as for several NFL All-Pro players, such as the Dallas Cowboys' Troy Aikman, Denver Broncos' John Elway, Miami Dolphins' Dan Marino, Kansas City Chiefs' Marcus Allen and Buffalo Bills' Bruce Smith. The Company participates in the NBA Authentics program and provides ball-boy garments featuring the LogoAthletic trademark to the Boston Celtics, Denver Nuggets, Indiana Pacers, Orlando Magic and Toronto Raptors for use during games. The Company also has become recognized as a prominent designer and supplier of distinctive "locker room" caps bearing championship team logos and carrying the highly visible LogoAthletic trademark.

The Company paid $21.6 million and $17.7 million for advertising services in 1996 and 1995, respectively, and recognized $21.6 million and $22.7 million, respectively, in expense in those years. The advertising expense budget for 1997 is $28.7 million.

New product introductions are important to the Company's licensed apparel business and are undertaken to generate consumer excitement and demand. LogoAthletic's creative design team, in cooperation with key customers and licensors, continually develops and introduces new products and styles. For example, the "shark's tooth" design featured on certain LogoAthletic caps and jackets has been extremely successful and is in high demand. The Company is able to react quickly to changing team fortunes, designing new products to capitalize on shifts in popularity and delivering those products to the market rapidly, sometimes in a matter of hours. During major professional and collegiate sporting events, such as the Super Bowl, the Company produces on-site decorated products with championship logos of the winning teams for immediate distribution and sale at the event.

The Company's marketing methods for other products are typical of producers of basic clothing products. Its merchandising department keeps abreast of current fashionable styles and colors. After internal reviews by manufacturing departments, selected customers preview and comment upon prototype garments before the merchandising department determines those to be presented in sales catalogs. Production is planned on orders received and anticipated customer orders for these garments.

As of December 28, 1996, Tultex operated a sales office in each of New York, Boston and Chicago and a Discus Athletic showroom in New York City. These offices are the primary points of contact for customers and coordinate sales, distribution of sales information, certain advertising, point-of-sale displays and customer service. The Company also employs seven independent sales representatives to market its Discus Athletic line in the fragmented sporting goods market. LogoAthletic's products are marketed through a sales force of approximately 50 people, including employees and independent sales representatives. In 1996, the Company renewed its agreement with Nissan Trading Co., Ltd., a subsidiary of Nissan Motor Co., to market and sell the Company's products in Japan. This agreement has been extended through 1999. International sales in 1995 and 1996 were insignificant.

At December 28, 1996, Dominion Stores, Inc., a wholly-owned subsidiary, operated 13 outlet stores in North Carolina, Virginia and West Virginia, which sell surplus Company apparel and apparel items of other manufacturers, 21 The Sweatshirt Company retail stores in 14 states, which primarily sell first-quality Company-made products and accessories and two LogoAthletic stores in Indiana which primarily sell surplus licensed apparel. Dominion Stores' total sales in fiscal 1996 were $16.4 million.


Licenses

Most of the Company's licensed products are sold through LogoAthletic . The Company is a licensee of professional sports apparel, maintaining a full complement of licenses with all of the major North American professional sports leagues--the NFL, MLB, the NBA and the NHL--and the Collegiate Licensing Company. The Company also holds licenses for NASCAR. These licenses require the payment of royalties ranging from 8% to 15% of sales with guaranteed royalties of approximately $2.8 million in fiscal 1997. The Company's major licenses with the NBA, NHL and MLB expire in 1997 and in 1999 for the NFL. The Company anticipates that the licenses with the NBA, NHL and MLB expiring this year will be renewed on terms similar to those currently in effect.

The Company's ability to compete is dependent on its ability to obtain and renew licenses, particularly those from the major professional sports leagues. The Company enjoys long-standing relationships with its major league licensees, having been awarded its first licenses with the NFL in 1971, with the NBA in 1977, with MLB in 1980 and with the NHL in 1988. The Company has no reason to believe that it will not be able to successfully renew these licenses. While the Company has enjoyed long, successful and uninterrupted licensing relationships with its professional and collegiate athletic licensors, if a significant license or licenses were not renewed or replaced, the Company's sales would likely be materially and adversely affected. In addition, the Company's material licenses are non-exclusive and new or existing competitors may obtain similar licenses.


Manufacturing and Distribution

Because consumer value is a key competitive factor in the activewear industry, Tultex has focused on being a low-cost producer of quality goods. The Company pursues this goal through cost reduction measures, plant modernization and improvement of garment characteristics, such as increasing the range of garment sizes, cloth weight, durability, style and comfort to meet consumer demands.

Implementation of modern information systems and inventory cost control measures have allowed the closing or sale of several costlier, less efficient plants, including the Company's December 1994 sale of its yarn production plant in Rockingham, North Carolina. Savings are achieved through lower average production costs in the more modern facilities and higher capacity utilization in the remaining plants.

The Company's manufacturing process consists of: yarn production; fabric construction including knitting, dyeing and finishing operations; apparel manufacturing including cutting and sewing operations; and, for garments with logos, screenprint and embroidery operations. As a result of its modernization efforts, the Company believes that its manufacturing facilities are outfitted with some of the most efficient and technologically-advanced equipment in the industry.

During fiscal 1989 through fiscal 1996, the Company invested approximately $203 million to open new facilities, including sewing facilities in Roanoke, Virginia and Montego Bay, Jamaica (a leased facility), a dyeing facility in Asheville, North Carolina, and the highly automated customer service center in Martinsville, Virginia, and to modernize other facilities. Open-end spinning frames were acquired to increase yarn production and reduce costs, higher color quality and lower dyeing costs were achieved from the installation of new jet dyeing equipment, new dryers were added in the fabric finishing process, automated cutting machines were introduced, and new information systems were implemented.

Tultex's highly-automated customer service center, opened in 1991, has greatly expanded the Company's distribution capabilities. The customer service center allows the Company to package and ship its products according to the more detailed color, size and quantity specifications typically required by high-margin retailers and department stores and has permitted consolidation of the Company's warehouses. The Company has improved its utilization of the customer service center and believes that its strategy of increasing sales of higher-margin retail products, which require more sophisticated packaging, will continue to improve utilization of the customer service center. Additionally, management's continued focus on cost reduction, streamlining of operations and increased throughput has reduced activewear distribution costs as a percentage of sales from 13.3% in 1993 to 7.5% in 1996.

In spring 1992, LogoAthletic moved its operations to a newly-constructed, leased facility built to its specifications. This 650,000 square foot building allowed LogoAthletic to centralize operations, increase inventory control, improve material flow and will allow for future expansion.

Tultex manufactures yarn at three facilities located in North Carolina, which have a combined production capacity of 1.5 million pounds per week, utilizing modern, open-end spinning frames. For its knitting operations, Tultex operates approximately 500 modern high-speed, latch-needle circular knitting machines, which produce various types of fabrics. The Company believes its dyeing operations are among the most modern and technologically efficient in the industry; dyeing operations are computer-controlled, allowing precise duplication of dyeing procedures to ensure "shade repeatability" and color-fast properties. The finishing operations employ mechanical squeezing and steaming equipment.

The Martinsville cutting facility uses advanced Bierrebi automatic continuous cutting machines with computer-controlled hydraulic die-cutting heads and "lay-up" machines and high-speed reciprocating knives. Sewing production at the Company's eight sewing facilities is organized on an assembly-line basis.

The Company has incorporated sophisticated systems into several key areas of the manufacturing process. The Company relies on a knitting ticket system to track and report the manufacturing process from yarn inventory through the knitting of individual rolls of fabric into greige cloth storage. From this point, the shop floor control module of the Cullinet manufacturing system monitors and reports the movement of each production lot through the operations of dyeing, finishing, cutting and sewing. Each sewing plant then electronically transmits an advance shipping notice to the automated customer service center so the distribution planning module at the center can plan the arrival and storage/packing of the sewn garments. Frontier knitting monitor systems, cutting production systems, and sewing production systems use computer-based data collection on each knitting, cutting, and sewing machine to monitor machine and operator efficiency, data that is useful for quality control, incentive-based payroll data, and production management information.

The Company decorates its unfinished licensed apparel products using screenprinting or embroidery at facilities in Indiana, Massachusetts and North Carolina. Automatic silkscreen machines and dryers are used for longer runs, and hand-operated presses are used for shorter or more complicated runs. Embroidery is applied using high-speed, computerized stitching equipment.


Raw Materials

The Company's principal raw materials for the production of activewear are cotton and polyester. Cotton content in fleecewear typically is 50% and in jersey apparel typically is 100%. The Company is producing increasing amounts of fleecewear containing 90-100% cotton. Fleecewear and jersey manufacturers are extremely sensitive to fluctuations in cotton and polyester prices as these materials represent approximately 30% of the manufacturing cost of the product. In addition, the Company is indirectly impacted by increasing costs of raw materials in its licensed apparel business because the Company purchases finished goods containing cotton and polyester and these higher raw materials costs often are effectively passed on to the Company. In 1996, the Company's average price per pound of fiber (cotton and polyester) purchased was $0.75, compared with $0.83 in 1995. In 1997, Tultex expects to use approximately 50 million pounds of raw cotton and 25 million pounds of polyester staple in its manufacture of yarn for fleecewear and jersey apparel. Tultex makes advance purchases of raw cotton based on projected demand. The Company has contracted to purchase substantially all of its raw cotton needs for 1997 and has fixed the price on approximately 60% of its raw cotton needs. To the extent cotton prices increase before the Company fixes the price for the remainder of its raw cotton needs, the Company's results of operations could be adversely affected. Also in 1997, the Company expects to use an additional 25 million pounds of yarn which will be purchased. See "Risk Factors."


Trademarks

The Company promotes and relies upon its trademarks, including Discus Athletic, LogoAthletic, Tultex, TrackGear and Logo 7, many of which are registered in the United States and foreign countries.


Seasonality

The Company's business is seasonal. The majority of fleecewear sales occur in the third and fourth quarters, coinciding with cooler weather and the playing seasons of popular professional and college sports. Jersey sales peak in the second and third quarters of the year, somewhat offsetting the seasonality of fleecewear sales.


Environmental Matters

The Company is subject to various federal, state, local and foreign environmental laws and regulations governing, among other things, the discharge, emission, storage, handling and disposal of a variety of substances and wastes used in or resulting from its operations, including, but not limited to, the Water Pollution Control Act, as amended; the Clean Air Act, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

The Company returns dyeing wastes for treatment to the City of Martinsville, Virginia's municipal wastewater treatment systems operated pursuant to a permit issued by the state. In 1989, the city adopted a plan for removing the coloration, caused by the dye wastes, from the water by using polymer chemicals to combine with the extremely small particles of the dye to create a sludge-like substance that can be retrieved from the water at the city's wastewater treatment plant and disposed of as a non-hazardous waste in the city's landfill. To cover the cost to the city, the Company pays 50 to 80 cents per thousand gallons of water above regular water costs. The expenditures required do not have a material effect on the Company's earnings or competitive position.

The Company's operations also are governed by laws and regulations relating to employee safety and health, principally the Occupational Safety and Health Act and regulations thereunder, which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical and ergonomic hazards in the workplace.

The Company believes that it is in material compliance with the aforementioned laws and regulations and does not expect that future compliance will have a material adverse effect on its capital expenditures, earnings or competitive position in the foreseeable future. However, there can be no assurances that environmental and other legal requirements will not become more stringent in the future or that the Company will not incur significant costs in the future to comply with such requirements.


Litigation

The Company is not currently a party to any legal proceedings the result of which it believes could have a material adverse impact on its business or financial condition.


Employees

The Company had approximately 6,600 employees at December 28, 1996, of which approximately 87% were paid hourly.

Hourly employees at the Company's Martinsville and South Boston, Virginia facilities are represented by the Union of Needletrades, Industrial and Textile Employees (UNITE). The Company's labor contracts with the union, covering all hourly employees at the Martinsville and South Boston facilities, expire in 1998. As of December 28, 1996, the Company's hourly employees represented by the Union accounted for approximately 40.0% of the Company's total employees and approximately 45.9% of the Company's hourly employees. None of the Company's other employees are represented by a union. The following table summarizes the approximate number of employees in the Company's principal divisions at December 28, 1996.

                                                  December 28, 1996
                                            -----------------
            Division                  Salary      Hourly      Total
            --------                  ------      ------      -----
            Activewear                715         5,041       5,756
            Licensed Apparel           99           627         726
            Licensed Headwear          30           106         136
                                      ---         -----       -----

            Total                     844         5,774       6,618
                                      ===         =====       =====

Properties

Almost all of the Company's principal physical facilities (other than those of LogoAthletic) are located in Virginia and North Carolina, within a 150-mile radius of the City of Martinsville. All buildings are well-maintained. The Company and its subsidiaries also lease sales offices and retail outlets in major cities from coast to coast. The location, approximate size and use of the Company's principal owned properties are summarized in the following table:

                             Square
Location                    Footage    Use
--------                    -------    ---
Martinsville, VA          1,100,000    Manufacturing (apparel) and administrative offices
Koehler, VA                  60,000    Warehousing
Martinsville, VA             70,000    Warehousing
South Boston, VA            130,000    Sewing (apparel)
Bastian, VA                  53,500    Sewing (apparel)
Longhurst, NC               287,000    Manufacturing (yarn)
Roxboro, NC                 110,000    Manufacturing (yarn)
Dobson, NC                   38,000    Sewing (apparel)
Mayodan, NC                 612,000    Manufacturing, warehousing and shipping
                                       (yarn and apparel)
Vinton, VA                   50,000    Sewing (apparel)
Martinsville, VA            502,200    Warehousing and shipping (apparel)
Mattapoisett, MA            116,250    Distribution (headwear)
Asheville, NC               106,650    Manufacturing (apparel)

The following table presents certain information relating to the Company's principal leased facilities:

                                    Lease         Current
                          Square    Expiration    Annual
Location                  Footage   Date          Rental      Use
--------                  -------   ----          ------      ---
Chilhowie, VA              40,015   8/31/97      $ 46,200     Sewing (apparel)

Montego Bay, Jamaica       28,422   Monthly       113,688     Sewing (apparel)

Montego Bay, Jamaica       38,088   12/31/98      152,352     Sewing (apparel)

Martinsville, VA          300,000   6/1/98        684,000     Warehousing (apparel)

Martinsville, VA          300,000   6/1/98        594,000     Warehousing (apparel)

Indianapolis, IN          650,000   5/31/07     1,408,000     Distribution (licensed
                                                              apparel)

Charlotte, NC              26,500   10/30/99       94,104     Distribution (licensed
                                                              apparel)

Fullerton, CA             205,000   12/31/04      762,600     Distribution (apparel)

San Diego, CA              23,812   03/31/99      142,872     Distribution (apparel)

Salt Lake City, UT         33,000   06/30/97      106,812     Distribution (apparel)

Oakland, CA                22,282   07/31/99       70,404     Distribution (apparel)

Los Angeles, CA            25,017   11/30/97       32,784     Distribution (apparel)

Honolulu, HI                8,257   05/31/97       64,404     Distribution (apparel)

Denver, CO                 28,600   12/31/98       85,800     Distribution (apparel)

Seattle, WA                34,020   09/30/97      141,852     Distribution (apparel)

Las Vegas, NV              30,199   07/31/03      259,444     Distribution (apparel)

Phoenix, AZ                20,400   03/31/02      100,368     Distribution (apparel)

Cincinnati, OH            105,000   02/28/99      199,200     Distribution (apparel)


Manufacturing equipment, substantially all of which is owned by the Company, includes carding, spinning and knitting machines, jet-dye machinery, dryers, cloth finishing machines, cutting and sewing equipment and automated storage/retrieval equipment. This machinery is modern and kept in good repair. The Company leases a fleet of trucks and tractor-trailers which are used for transportation of raw materials and for interplant transportation of semi-finished and finished products.

The Company's facilities and its manufacturing equipment are considered adequate for its immediate needs.


                                   MANAGEMENT

Executive Officers of the Company

The following information is furnished concerning the executive officers of the Company.


Name                          Age  Office
----                          ---  ------
John M. Franck                 44  Chairman of the Board of Directors
Charles W. Davies, Jr.         48  President and Chief Executive Officer
O. Randolph Rollins            54  Executive Vice President and General Counsel
Walter J. Caruba               49  Vice President--Marketing and Sales
W. Jack Gardner, Jr.           53  Vice President--Domestic Operations
Anthony J. Pichirallo          38  Vice President--Wholesale Marketing
B. Alvin Ratliff               51  Vice President--Resources
John J. Smith                  54  Vice President--Distribution/Logistics and Systems
Suzanne H. Wood                37  Vice President and Chief Financial Officer
Jeffrey F. Kies                40  Corporate Controller

John M. Franck, Chairman of the Board of Directors, was Chairman of the Board and Chief Executive Officer of the Company from January 1991 to January 1995, and served as President and Chief Operating Officer from November 1988 to January 1991. Mr. Franck is a director of Piedmont Trust Bank, Martinsville, Virginia.

Charles W. Davies, Jr., President and Chief Executive Officer of the Company since January 1995, was President and Chief Operating Officer of the Company from January 1991 to January 1995, and Executive Vice President from December 1989 to January 1991. From February 1988 through November 1989, he was President and Chief Executive Officer of Signal Apparel Company in Chattanooga, Tennessee. From March 1986 to February 1988, Mr. Davies was President of Little Cotton Manufacturing Company in Wadesboro, North Carolina and from December 1984 through February 1986 was Senior Vice President of Fieldcrest-Cannon in Kannapolis, North Carolina.

O. Randolph Rollins became Executive Vice President and General Counsel in October 1994. From 1995 to 1996 he was Chief Financial Officer. Prior thereto, Mr. Rollins was a partner with the law firm of McGuire, Woods, Battle & Boothe, Richmond, Virginia, from 1973 to 1990 and from January 1994 to October 1994. From 1990 to January 1994, Mr. Rollins served in the Cabinet of Virginia's Governor L. Douglas Wilder, first as Deputy Secretary of Public Safety and from 1992 through January 14, 1994 as Secretary of Public Safety of the Commonwealth of Virginia. Mr. Rollins is the brother-in-law of John M. Franck.

Walter J. Caruba became Vice President--Marketing and Sales in September 1992. He served as Vice President--Distribution between October 1990 and September 1992. He served as General Manager--Planning from November 1989 to October 1990 and was Director--Production Control from December 1985 to November 1989.

W. Jack Gardner became Vice President--Domestic Operations in September 1994 and served as General Manager--Fabric Manufacturing from January 1988 until that time.

Anthony J. Pichirallo became Vice President--Wholesale Marketing in February 1997. He served as General Manager--Wholesale from July 1991 until that time.

B. Alvin Ratliff became Vice President--Resources in March 1995. He previously served as Vice President and Service Quality Coordinator from February 1994 until March, 1995 after serving as Vice President--Operations since December 1984.

John J. Smith became Vice President--Distribution/Logistics and Systems in September 1992. Prior thereto, he served as Vice President--Sales and Marketing since December 1987 after serving as Director--Corporate

Planning since May 1987. He was Manager--Information Systems & Services between December 1985 and May 1987.

Suzanne H. Wood became Vice President and Chief Financial Officer in February 1996. Prior to that appointment, Ms. Wood was Corporate Controller. In the 10 years prior to joining the Company in 1993, she was employed by Price Waterhouse LLP, most recently as Audit Senior Manager.

Jeffrey F. Kies became Corporate Controller in August 1996. Prior to joining the Company, he was employed by R. J. Reynolds Tobacco Co. as Senior Financial Manager.

                    DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The Company has outstanding $110 million of 10 5/8% Senior Notes due March 15, 2005 and has a $187.5 million Senior Credit Facility provided by a syndicate of banks headed by NationsBank, N.A.

The 1995 Notes are redeemable beginning March 15, 2000 at declining redemption prices, are general unsecured obligations of the Company, rank pari passu in right of payment with all other unsubordinated indebtedness of the Company, and are guaranteed jointly and severally by the Company's principal subsidiaries. The 1995 Notes contain covenants that limit the ability of the Company and its subsidiaries to incur additional indebtedness, to make certain restricted payments, to make certain investments, to create liens, to engage in sale and lease transactions and to merge, consolidate or engage in similar transactions; that impose dividend and other payment restrictions on subsidiaries; and that prohibit certain transactions with affiliates or related persons. The Company is also required to make an offer to repurchase the 1995 Notes upon a change in control. In certain circumstances, the Company must also purchase the 1995 Notes at par with the net proceeds of asset sales. These covenants are subject to a number of significant exceptions and qualifications.

Borrowings under the Senior Credit Facility are general unsecured obligations of the Company and rank pari passu in right of payment with all other unsubordinated indebtedness of the Company. Borrowings under the Senior Credit Facility bear a floating rate of interest equal to the prime rate of NationsBank, N.A. or a reference rate plus a margin ranging from 0.50% to 1.625% per annum. The Senior Credit Facility contains customary representations and events of default, including default upon a change of control of the Company. It also contains covenants restricting the ability of the Company and its subsidiaries to incur indebtedness, to create liens on the Company's property, to issue guarantees, to alter the character of the Company's business, to consolidate, merge or purchase or sell the Company's assets, to make investments or advance funds, to prepay indebtedness, and to transact business with affiliates. As with the 1995 Notes, these covenants are subject to exceptions and qualifications. The Senior Credit Facility contains certain financial covenants regarding the maintenance of net worth, indebtedness levels, and restrictions on the payment of cash dividends. At December 28, 1996, the Company was in compliance with all of the financial covenants of the Senior Credit Facility. As part of the Financing, the size of the Senior Credit Facility was reduced from 225 million to $187.5 million.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement which provides that the Company and the Guarantors will use their best efforts, and at their cost, to file and cause to become effective the Exchange Offer Registration Statement with respect to a registered offer to exchange (the "Exchange Offer") the Old Notes for an issue of Exchange Notes with terms which are substantially identical (including principal amount, interest rate and maturity) to the terms of the Old Notes for which they will be exchanged (except that the Exchange Notes will have been registered under the Securities Act and will not bear legends restricting their transfer other than as provided in the Indenture) and guaranteed on a joint and several basis by the Guarantors with terms identical to the Guarantees of the Old Notes. Upon such registration statement being declared effective, the Company shall offer the Exchange Notes in return for surrender of the Old Notes as aforesaid. Such offer shall remain open for 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to holders of the Old Notes. For each Old Note surrendered to the Company under the Exchange Offer, the holder will receive a New Note of equal principal amount on or prior to the fifth day following the Expiration Date.

In the event that (i) the Exchange Offer Registration Statement relating to the Exchange Offer is not filed with the Commission on or prior to the 60th day following the Closing Date, (ii) the Exchange Offer Registration Statement is not declared effective on or prior to the 120th day following the Closing Date or (iii) the Exchange Offer is not consummated or a registration statement with respect to resales of the Old Notes is not declared effective on or prior to the 150th day following the Closing Date (each such event referred to in clauses (i) through (iii), a "Registration Default"), then the Company will pay additional interest (in addition to the interest otherwise due on the Old Notes) to each holder of Old Notes during the first 90-day period immediately following the occurrence of each such Registration Default in an amount equal to 0.25% per annum. The amount of interest will increase by an additional 0.25% per annum for each subsequent 90-day period until such Registration Default is cured, up to a maximum amount of additional interest of 1.00% per annum. Such additional interest will cease accruing on such Old Notes when the Registration Default has been cured.

Following consummation of the Exchange Offer, except as set forth below, holders of Old Notes not tendered will not have any further registration rights and the Old Notes will continue to be subject to certain restrictions on transfer. See "--Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn on or prior to the Expiration Date. the Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer, but only in integral multiples of $1,000 principal amount.

The form and terms of the Exchange Notes are substantially identical (including principal amount, interest rate, and maturity) to the form and terms of the Old Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer pursuant to the Securities Act and (ii) holders of Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement which will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture.

As of the Closing Date, of the $75,000,000 aggregate principal amount of Old Notes outstanding, registered both in the name of institutions and in the name of Cede & Co, as nominee for The Depository Trust Company (the "Depository" or "DTC"). Only a registered holder of Old Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indentures may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offer.

The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the Exchange Notes from the Company.

If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned (or in the case of Old Notes tendered by book-entry transfer through DTC, will be credited to an account maintained with DTC), without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.
See "--Procedures for Tendering."

Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than any applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

If, prior to consummation of the Exchange Offer, any Initial Purchaser holds any Old Notes acquired by it and having, or which are reasonably likely to be determined to have, the status of an unsold allotment in the initial distribution, the Company upon the request of such Initial Purchaser shall, simultaneously with the delivery of the Exchange Notes in the Exchange Offer, issue and deliver to such Initial Purchaser, in exchange (the "Private Exchange") for the Old Notes held by such Initial Purchaser, a like principal amount of debt securities of the Company that are identical to the Exchange Notes and guaranteed by the Guarantors with terms identical to the Guarantees (the "Private Exchange Securities") (and which are issued pursuant to the Indentures). The Private Exchange Securities shall bear the same CUSIP number as the Exchange Notes. Interest on the Exchange Notes and Private Exchange Securities will accrue from the last Interest Payment Date on which interest was paid on the Old Notes surrendered in exchange therefor or, if no interest has been paid on the Old Notes, from the Issue Date.

The Indenture provides that the holders of the Notes and any Private Exchange Securities will vote and consent together on all matters (to which such holders are entitled to vote or consent) as one class and that none of the holders of the Notes and any Private Exchange Securities will have the right to vote or consent as a separate class on any matter (to which such holders are entitled to vote or consent).

Expiration Date; Extensions; Amendments

The term "Expiration Date" shall mean 5:00 p.m., Richmond time, on August 21, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Interest

Interest on the Exchange Notes shall accrue from the last Interest Payment Date on which interest was paid on the Old Notes so surrendered, or, if no interest has been paid on such Old Notes, from April 17, 1996. No interest will be paid on the Old Notes accepted for exchange.

Procedures for Tendering

Only a registered holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange

Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date; provided, however, that in lieu of the foregoing, a holder may either (i) tender the Old Notes pursuant to the procedure for book-entry tender set forth below, or (ii) comply with the guaranteed delivery procedure set forth below.

The tender by a holder will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTION FOR SUCH HOLDERS.
Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder from Beneficial Owner" included with the Letter of Transmittal.

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member of one of the following signature guarantee programs: the Securities Transfer Agents Medallion Program (STAMP), the New York Stock Exchange Medallion Signature Program (MSP) and the Stock Exchange Medallion Program (SEMP) (each, an "Eligible Institution").

If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes.

If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Guarantors, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

By executing the Letter of Transmittal, each registered holder will represent to the Company, among other things, that (i) the Exchange Notes to be acquired by the holder and any beneficial owner(s) of Old Notes ("Beneficial Owner(s)") in connection with the Exchange Offer are being acquired by the holder and any Beneficial Owner(s) in the ordinary course of business of the holder and any Beneficial Owner(s), (ii) at the time of the consummation of the Exchange Offer the holder and each Beneficial Owner are not engaging in, do not intend to engage in, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes in violation of the provisions of the Securities Act, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in no-action letters that are discussed under "Plan of Distribution", (iv) the holder and each Beneficial Owner understands that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or 508, as applicable, of Regulation S-K of the Commission, and (v) neither the holder nor any Beneficial Owner(s) is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing.

Exchanging Book-Entry Old Notes

The Exchange Agent and DTC have confirmed that any financial institution that has an account with DTC (a "Participant") may utilize DTC's Automated Tender Offer Program ("ATOP") to tender Old Notes.

The Exchange Agent will request that DTC establish an account with respect to the Old Notes for purposes of the Exchange Offer within two business days after the date of the Exchange Offer. Any Participant may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into such Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as defined) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering Old Notes which are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such Participant.

  The method of delivery of Old Notes is at the option and risk of the tendering holder and, except as otherwise provided in the Letter of Transmittal, the delivery will be deemed to be made only when actually received by the Exchange Agent.

Guaranteed Delivery Procedures

Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (iii) who cannot comply with the procedure for book-entry tender on a timely basis, may effect a tender if:

         (a) The tender is made through an Eligible Institution;

         (b) On or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of the Old Notes being tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the execution of the Notice of Guaranteed Delivery, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

         (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange trading days after the execution of the Notice of Guaranteed Delivery.

Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided herein, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein on or prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers (except in the case of book-entry tenders) and principal amount at maturity (regardless of the means of tendering) of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the Depositor withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If the Old Notes have been tendered pursuant to the procedure for book-entry tender set forth above under "Exchanging Book-Entry Old Notes," a notice of withdrawal must specify, in lieu of certificate numbers, the name and account number at DTC to be credited with the withdrawn Old Notes. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time on or prior to the Expiration Date.

Any Old Notes which have been tendered but which are not accepted for exchange due to rejection of tender or termination of the Exchange Offer, or which have been validly withdrawn, will be returned as soon as practicable to the holder thereof without cost to such holder.

Exchange Agent

First Union National Bank of Virginia has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at 800/829-8432 or addressed as follows:

                 First Union Customer Information Center
                 Attn:  Reorganization Department, 3C3-NC1153
                 1525 West W. T.Harris Boulevard
                 Charlotte, North Carolina  28262
                 Fax:  704/590-7628

Fees and Expenses

The expenses of soliciting tenders will be borne by the Company. The principal solicitations are being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

The cash expenses incurred and to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $75,000. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees, filing fees under the Securities Act and state securities laws, and printing costs, among others.

Effect on Holders of Old Notes

Old Notes which are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities under the Securities Act. Accordingly, such Old Notes may be resold only (i) to a person who the seller reasonably believes is a "qualified institutional buyer" as defined in Rule 144A under the Securities Act ("QIB") in a transaction meeting the requirements of Rule 144A, in a transaction meeting the requirements of Rule 144 under the Securities Act, outside the U.S. to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (ii) to the Company or (iii) pursuant to an effective registration statement, and, in each case, in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction. Certain holders prohibited from participating in the Exchange Offer may have certain other registration rights under the Registration Rights Agreements. See "Prospectus Summary--The Exchange Offer--Registration Rights Agreements."

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value of the Old Notes as reflected in the Company's accounting records on the date of the Exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes.


                         DESCRIPTION OF EXCHANGE NOTES

As used below in this "Description of Exchange Notes" section, the "Company" means Tultex Corporation but not any of its subsidiaries. The Exchange Notes are to be issued under an Indenture dated as of April 15, 1997 (the "Indenture"), between the Company, the Guarantors and First Union National Bank of Virginia, as Trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Exchange Notes are subject to all such terms, and holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The statements under this caption relating to the Exchange Notes, the Indenture and the Registration Rights Agreement are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture or the Registration Rights Agreement, which have been filed as exhibits to the Registration Statement, such provisions, including the definitions of certain terms, are qualified in their entirety by such reference.


General

The Exchange Notes will be general unsecured obligations of the Company, will be limited to $75 million aggregate principal amount and will rank pari passu in right of payment with all other indebtedness of the Company that is not, by its terms, expressly subordinated in right of payment to the Exchange Notes. The Exchange Notes will be guaranteed on a joint and several basis by each of the Guarantors pursuant to the Guarantees described below. The Guarantees will be general unsecured obligations of the Guarantors and will rank pari passu in right of payment with all other indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to the Guarantees. At April 5, 1997, as adjusted to give effect to the transactions described under "Use of Proceeds," the total indebtedness of the Company would have been approximately $247.0 million, none of which would have been subordinated to the Exchange Notes. Secured creditors of the Company or any Guarantor will have a claim on the assets which secure the obligations of the Company or such Guarantor, as the case may be, prior to claims of holders of the Exchange Notes against those assets. At December 28, 1996, as adjusted to give effect to the transactions described under "Use of Proceeds," the Company and the Guarantors had no secured indebtedness.

The Exchange Notes will mature on April 15, 2007 and will bear interest at the rate per annum shown on the front cover of this Offering Memorandum from April 17, 1997 or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1997, to the Person in whose name a Note is registered at the close of business on the preceding April 1 or October 1 (each, a "Record Date"), as the case may be. Interest on the Exchange Notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the Exchange Notes to the paying agent for the Exchange Notes to collect principal payments. The Company will pay principal and interest by check and may mail interest checks to a Holder's registered address.

The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Exchange Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Initially, the Trustee will act as paying agent and registrar for the Exchange Notes. The Exchange Notes may be presented for Registration of transfer and exchange at the offices of the registrar for the Exchange Notes.


Redemption

The Exchange Notes will be subject to redemption, at the option of the Company, in whole or in part, at any time on or after April 15, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Exchange Notes to be redeemed at his address appearing in the register for the Exchange Notes, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of principal amount) plus accrued interest to but excluding the date fixed for redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption), if redeemed during the 12-month period beginning of the years indicated:

     Year                                             Redemption Price
     ----                                             ----------------
     2002                                                   104.813%
     2003                                                   103.208
     2004                                                   101.604
     2005 and thereafter                                    100.000

If less than all the Exchange Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular Exchange Notes to be redeemed or any portion thereof that is an integral multiple of $1,000.

The Exchange Notes will not have the benefit of any sinking fund.

The Guarantees

Each of the Guarantors will unconditionally guarantee on a joint and several basis all of the Company's obligations under the Exchange Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Exchange Notes. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor determined in accordance with GAAP. Except as provided in "Certain Covenants" below, the Company is not restricted from selling or otherwise disposing of any of the Guarantors.

The Indenture provides that each Wholly Owned Subsidiary of the Company in existence on the Issue Date and each Material Subsidiary whether formed or acquired after the Issue Date will become a Guarantor, provided that, any Material Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument or other agreement in existence at the time such Material Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the extent of any such restriction.

The Indenture provides that if the Exchange Notes are defeased in accordance with the terms of the Indenture, or if all or substantially all of the assets of any Guarantor or all of the capital stock of any Guarantor is sold (including by issuance or otherwise) by the Company or any of its Subsidiaries in a transaction constituting an Asset Disposition, and if (x) the Net Available Proceeds from such Asset Disposition are used in accordance with the covenant "--Limitation on Certain Asset Dispositions" or (y) the Company delivers to the Trustee an Officers' Certificate to the effect that the Net Available Proceeds from such Asset Disposition shall be used in accordance with the covenant "--Limitation on Certain Asset Dispositions" and within the time limits specified by such covenant, then such Guarantor (in the event of a sale or other disposition of all of the capital stock of such Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guarantee obligations.

Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Exchange Notes, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

Covenants

The Indenture contains, among others, the following covenants:


Limitation on Indebtedness

The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness except, subject to the provisions set forth below under "--Additional Limitation on Subsidiary Indebtedness": (i) Indebtedness of the Company or its Subsidiaries, if immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of the Company for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the Incurrence of such Indebtedness, calculated on a pro forma basis as if such Indebtedness had been Incurred at the beginning of such four full fiscal quarters, would be greater than 2.00 to 1 if such Indebtedness is Incurred on or before December 31, 1997 and 2.25 to 1 if such Indebtedness is Incurred after December 31, 1997; (ii) Indebtedness of the Company, and guarantees of such Indebtedness by any Guarantor, Incurred under the Senior Credit Facility in an aggregate principal amount at any one time not to exceed the greater of (x) $187.5 million or (y) the sum of (A) 80% of Eligible Accounts Receivable and (B) 65% of Eligible Inventory; (iii) Indebtedness owed by the Company to any Wholly Owned Subsidiary of the Company (provided that such Indebtedness is at all times held by a Person which is a Wholly Owned Subsidiary of the Company) or Indebtedness owed by a Subsidiary of the Company to the Company or a Wholly Owned Subsidiary of the Company (provided that such Indebtedness is at all times held by the Company or a Person which is a Wholly Owned Subsidiary of the Company); provided, however, upon either (x) the transfer or other disposition by such Wholly Owned Subsidiary or the Company of any Indebtedness so permitted under this clause (iii) to a Person other than the Company or another Wholly Owned Subsidiary of the Company or (y) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Wholly Owned Subsidiary to a Person other than the Company or another such Wholly Owned Subsidiary of the Company, the provisions of this clause (iii) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be; (iv) Indebtedness incurred by a Person prior to the time (x) such Person becomes a Subsidiary of the Company, (y) such Person merges into or consolidates with a Subsidiary of the Company or (z) another Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company), which Indebtedness was not Incurred in anticipation or contemplation of such transaction and was outstanding prior to such transaction; (v) Indebtedness of the Company or its Subsidiaries under any interest rate or currency swap agreement to the extent entered into to hedge any other Indebtedness permitted under the Indenture; (vi) Capital Lease Obligations of the Company or its Subsidiaries Incurred with respect to a Sale and Leaseback Transaction which was made in accordance with the provisions of the Indenture described under "--Limitation on Sale and Leaseback Transactions"; (vii) Indebtedness Incurred to renew, extend, refinance or refund (collectively for purposes of this clause (vii) to "refund") any Indebtedness outstanding on the Issue Date and Indebtedness Incurred under the prior clause (i) or the Exchange Notes; provided, however, that (x) such Indebtedness does not exceed the principal amount of Indebtedness so refunded plus the amount of any premium required to be paid in connection with such refunding pursuant to the terms of the Indebtedness refunded or the amount of any premium reasonably determined by the Company as necessary to accomplish such refunding by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of the Company or such Subsidiary Incurred in connection therewith and (y)(A) in the case of any refunding of Indebtedness which is pari passu with the Exchange Notes, such refunding Indebtedness is made pari passu with or subordinate in right of payment to the Exchange Notes, and, in the case of any refunding of Indebtedness which is subordinate in right of payment to the Exchange Notes, such refunding Indebtedness is subordinate in right of payment to the Exchange Notes on terms no less favorable to the Holders than those contained in the Indebtedness being refunded and (B) in either case, the refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refunded and does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or a Subsidiary of the Company) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or a Subsidiary of the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under "--Change of Control" below; (viii) Indebtedness of the Company or its Subsidiaries Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property, provided that the aggregate principal amount of such Indebtedness does not exceed 100% of such purchase price or cost and any Lien associated with such Indebtedness complies with clause (iv) of the "Limitation on Liens" covenant;
(ix) Indebtedness of the Company or its Subsidiaries, not otherwise permitted to be Incurred pursuant to clauses (i) through (viii) above which, together with any other outstanding Indebtedness Incurred pursuant to this clause (ix), has an aggregate principal amount not in excess of $10 million at any time outstanding; and (x) Indebtedness of the Company and its Subsidiaries under the Exchange Notes and the Guarantees.


Additional Limitation on Subsidiary Indebtedness

The Indenture provides that, in addition to the provisions of the Indenture described under "--Limitation on Indebtedness," the Company will not permit any of its Subsidiaries to Incur any Indebtedness (other than the guarantee of Indebtedness under the Senior Credit Facility and the 1995 Notes) in an amount which, when aggregated with (A) all Indebtedness (other than any Indebtedness included in the following clause (B) or (C)) secured by Liens permitted by the provisions of the Indenture described in clause (viii) under "--Limitation on Liens" and then outstanding, (B) all Capital Lease Obligations of the Company and its Subsidiaries Incurred in compliance with the provisions of the Indenture described in "--Limitation on Indebtedness" and then outstanding, and (C) all other Indebtedness of Subsidiaries of the Company (other than the guarantee of Indebtedness under the Senior Credit Facility and the 1995 Notes) Incurred in compliance with "--Limitation on Indebtedness" and then outstanding, would exceed 10% of Consolidated Net Tangible Assets.


Limitation on Restricted Payments

The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, (i) directly or indirectly, declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of its Capital Stock or to the holders thereof, excluding any (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock), or
(y) in the case of any Subsidiary of the Company, dividends or distributions payable to the Company or a Subsidiary of the Company, (ii) directly or indirectly, purchase, redeem or otherwise acquire or retire for value shares of Capital Stock of the Company or any of its Subsidiaries, any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any of its Subsidiaries or any securities convertible or exchangeable into shares of Capital Stock of the Company or any of its Subsidiaries, excluding any such shares of Capital Stock, options, warrants, rights or securities which are owned by the Company or a Subsidiary of the Company, (iii) make any Investment in (other than a Permitted Investment), or payment on a guarantee of any obligation of, any Person, other than the Company or a Wholly Owned Subsidiary of the Company, or (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness which is subordinate in right of payment to the Exchange Notes (each of clauses (i) through (iv) being a "Restricted Payment") if at the time thereof: (1) an Event of Default, or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or (2) upon giving effect to such Restricted Payment, the Company could not incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (i) of "--Limitation on Indebtedness" above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after March 23, 1995 exceeds the sum of: (a) 50% of cumulative Consolidated Net Income of the Company (or, in the case Consolidated Net Income of the Company shall be negative, less 100% of such deficit) since April 1, 1995 through the last day of the fiscal quarter for which financial statements are available; plus (b) 100% of the aggregate net proceeds received after March 23, 1995, including the fair market value of property other than cash (determined in good faith by the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee), from the issuance of Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company and the principal amount of Indebtedness that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company which Indebtedness was incurred after the Issue Date; plus
(c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after March 23, 1995 (other than any Investment made pursuant to clause (vi) of the following paragraph), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment, provided that at the time any such Investment is made the Company delivers to the Trustee a resolution of its Board of Directors to the effect that, for purposes of this "Limitation on Restricted Payments" covenant, such Investment constitutes a Restricted Payment made after the Issue Date (other than an Investment made pursuant to clause (vi) of the following paragraph); plus (d) $4 million.

The foregoing provision will not be violated by (i) reason of any dividend on any class of Capital Stock of the Company or any Subsidiary of the Company, paid within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company or such Subsidiary, as the case may be, could have paid such dividend in accordance with the provisions of the Indenture, (ii) the renewal, extension, refunding or refinancing of any Indebtedness otherwise permitted pursuant to the terms of the Indenture described in clause (vii) of

"--Limitation on Indebtedness," (iii) the exchange or conversion of any Indebtedness of the Company or any Subsidiary of the Company for or into Capital Stock of the Company (other than Disqualified Stock of the Company), (iv) any payments, loans or other advances made pursuant to any employee benefit plans (including plans for the benefit of directors) or employment agreements or other compensation arrangements, in each case as approved by the Board of Directors of the Company in its good faith judgment evidenced by a resolution of such Board of Directors filed with the Trustee, (v) the redemption of the Company's rights issued pursuant to the Rights Agreement dated as of March 20, 1990, between the Company and Sovran Bank, N.A., as Rights Agent, as in existence on the Issue Date or (vi) so long as no Default or Event of Default has occurred and is continuing, additional Investments constituting Restricted Payments in an aggregate outstanding amount (valued at the cost thereof) not to exceed at any time 5% of Consolidated Net Tangible Assets. Each Restricted Payment described in clauses (i), (iv) and (v) of the previous sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (3) above.


Limitations Concerning Distributions and Transfers by Subsidiaries

The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary of the Company (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any Subsidiary of the Company, (ii) to make loans or advances to the Company or any Subsidiary of the Company or (iii) to transfer any of its property or assets to the Company or any Subsidiary of the Company except for such encumbrances or restrictions existing under or by reason of (a) any agreement in effect on the Issue Date, (b) an agreement relating to any Indebtedness Incurred by such Subsidiary prior to the date on which such Subsidiary was acquired by the Company and outstanding on such date and not Incurred in anticipation or contemplation of becoming a Subsidiary and provided such encumbrance or restriction shall not apply to any assets of the Company or its Subsidiaries other than such Subsidiary, (c) customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, or (d) an agreement effecting a renewal, exchange, refunding or extension of Indebtedness incurred pursuant to an agreement referred to in clause (a) or (b) above; provided, however, that the provisions contained in such renewal, exchange, refunding or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof in the reasonable judgment of the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee.


Limitation on Liens

The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, Incur any Lien on or with respect to any property or assets of the Company or any Subsidiary of the Company owned on the Issue Date or thereafter acquired to secure Indebtedness without making, or causing such Subsidiary to make, effective provision for securing the Exchange Notes (and, if the Company shall so determine, any other Indebtedness of the Company or such Subsidiary, including Indebtedness which is subordinate in right of payment to the Exchange Notes, provided, that Liens securing the Exchange Notes and any Indebtedness pari passu with the Exchange Notes are senior to such Liens securing such subordinated Indebtedness) equally and ratably with such Indebtedness or, in the event such Indebtedness is subordinate in right of payment to the Exchange Notes, prior to such Indebtedness, as to such property or assets for so long as such Indebtedness shall be so secured. The foregoing restrictions shall not apply to (i) Liens in respect of Indebtedness existing on the Issue Date; (ii) Liens securing only the Exchange Notes; (iii) Liens in favor of the Company; (iv) Liens to secure Indebtedness Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens; provided that (a) the aggregate principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item, (c) the Indebtedness secured by such Lien is incurred by the Company or its Subsidiary within 180 days of the acquisition, construction or improvement of such property and (d) the incurrence of such Indebtedness is permitted by the provisions of the Indenture described under "--Limitation on Indebtedness" and "Additional Limitation on Subsidiary Indebtedness"; (v) Liens on property existing immediately prior to the time of acquisition thereof (and not created in anticipation or contemplation of the financing of such acquisition); (vi) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company (and not created in anticipation or contemplation thereof); (vii) Liens on property of the Company or any Subsidiary of the Company in favor of the United States of America, any state thereof or any instrumentality of either to secure payments pursuant to any contract or statute; (viii) Liens securing an aggregate principal amount of Indebtedness at any one time outstanding which, when taken together with (A) all Capital Lease Obligations of the Company and its Subsidiaries Incurred in compliance with

"Limitation on Indebtedness" and "--Additional Limitation on Subsidiary Indebtedness" and then outstanding and (B) all other Indebtedness of Subsidiaries of the Company (other than the guarantee of Indebtedness under the Senior Credit Facility and the 1995 Notes) Incurred in compliance with the provisions of the Indenture described under "--Limitation on Indebtedness" and "--Additional Limitation on Subsidiary Indebtedness" and then outstanding, would not exceed 10% of Consolidated Net Tangible Assets; and (ix) Liens to secure Indebtedness Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, any Indebtedness secured by Liens referred to in the foregoing clause (i) so long as such Lien does not extend to any other property and the principal amount of Indebtedness so secured is not increased except for the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of the Company or such Subsidiary incurred in connection with such refinancing.


Limitation on Certain Asset Dispositions

The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make one or more Asset Dispositions for aggregate consideration of, or in respect of assets having an aggregate fair market value of, $5 million or more in any 12-month period, unless: (i) the Company or the Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of as determined by the Board of Directors of the Company in good faith and evidenced by a resolution of such Board of Directors filed with the Trustee; (ii) not less than 75% of the consideration for the disposition consists of cash or readily marketable cash equivalents or the assumption of Indebtedness of the Company or such Subsidiary or other obligations relating to such assets (and release of the Company or such Subsidiary from all liability on the Indebtedness or other obligations assumed); and (iii) all Net Available Proceeds, less any amounts invested within 360 days of such Asset Disposition in assets related to the business of the Company (including the Capital Stock of another Person (other than the Company or any Person that is a Subsidiary of the Company immediately prior to such investment) provided that immediately after giving effect to any such investment (and not prior thereto) such Person shall be a Subsidiary of the Company), are applied either (A) to an Offer to Purchase outstanding Exchange Notes at 100% of their principal amount plus accrued interest to the Purchase Date or (B) to the permanent reduction and repayment of Indebtedness then outstanding under the Senior Credit Facility, to the repayment of other Indebtedness that is not subordinated in right of payment to the Exchange Notes and to the purchase of Exchange Notes pursuant to an Offer to Purchase outstanding Exchange Notes at 100% of their principal amount plus accrued interest to the date of purchase, provided, that (x) any Net Available Proceeds not applied to the repayment of Indebtedness under the Senior Credit Facility or other Indebtedness not subordinated in right of payment to the Exchange Notes in accordance with subclause (B) of this clause (iii) shall be added to the Net Available Proceeds to be used for an Offer to Purchase outstanding Exchange Notes and (y) the Company may defer making any Offer to Purchase outstanding Exchange Notes until there are aggregate unutilized Net Available Proceeds equal to or in excess of $5 million resulting from one or more Asset Dispositions (at which time, the entire unutilized Net Available Proceeds, and not just the amount in excess of $5 million, shall be applied as required pursuant to this paragraph). Any repayment of Indebtedness in accordance with the previous sentence shall be made pro rata, based on the principal amount (or, in the case of Indebtedness having unamortized discount, the accredited value thereof) of such Indebtedness outstanding. Any remaining Net Available Proceeds following the completion of the Offer to Purchase may be used by the Company for any other purpose (subject to the other provisions of the Indenture) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under "--Mergers, Consolidations and Certain Sales of Assets" and "--Limitation on Sale and Leaseback Transactions" below.

In the event that the Company makes an Offer to Purchase the Exchange Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

Limitation on Sale and Leaseback Transactions

The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction (except for a period not exceeding 30 months) unless the Company or such Subsidiary, as the case may be, applies the net proceeds of the property sold pursuant to the Sale and Leaseback Transaction as if such net proceeds were Net Available Proceeds subject to disposition as provided above under "--Limitation on Certain Asset Dispositions."

Limitation on Issuance and Sale of Capital Stock of Subsidiaries

The Indenture provides that the Company (a) will not, and will not permit any Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of such Subsidiary or any other Subsidiary (other than to the Company or a Wholly Owned Subsidiary of the Company) except that the Company and any Subsidiary may, in any single transaction, sell all, but not less than all, of the issued and outstanding Capital Stock of any Subsidiary to any Person, subject to complying with the provisions of the conditions described above under "--Limitation on Certain Asset Dispositions" and (b) will not permit any Subsidiary of the Company to issue shares of its Capital Stock (other than directors' qualifying shares), or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, its Capital Stock to any Person other than to the Company or a Wholly Owned Subsidiary of the Company.


Transactions with Affiliates and Related Persons

The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any transaction with an Affiliate or Related Person of the Company (other than the Company or a Subsidiary of the Company), including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or Investment, either directly or indirectly, involving aggregate consideration in excess of $500,000, unless (i) a majority of the disinterested directors of the Board of Directors of the Company determines, in its good faith judgment evidenced by a resolution of such Board of Directors filed with the Trustee, that such transaction is in the best interests of the Company or such Subsidiary, as the case may be; and (ii) such transaction is, in the opinion of a majority of the disinterested directors of the Board of Directors of the Company evidenced by a resolution of such Board of Directors filed with the Trustee, on terms no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm's length transaction with an entity that is not an Affiliate or a Related Person.


Change of Control

Within 30 days following the date of the consummation of a transaction resulting in a Change of Control, the Company will commence an Offer to Purchase all outstanding Exchange Notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. Such Offer to Purchase will be consummated not earlier than 30 days and not later than 60 days after the commencement thereof. A "Change of Control" will be deemed to have occurred in the event that (whether or not otherwise permitted by the Indenture) after the Issue Date (a) any Person or any Persons acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates or Related Persons thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 40% of the Voting Stock of the Company; (b) any sale, lease or other transfer (in one transaction or a series of related transactions) by the Company or any of its Subsidiaries of all or substantially all of the consolidated assets of the Company to any Person (other than a Wholly Owned Subsidiary of the Company); (c) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company; or (d) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

In the event that the Company makes an Offer to Purchase the Exchange Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

Provision of Financial Information

Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such
Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required. The Company shall also in any event (a) within 15 days of each Required Filing Date
(i) transmit by mail to all Holders, as their names and addresses appear in the Note Register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the Commission pursuant to the preceding sentence, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective Holder.

Mergers, Consolidations and Certain Sales of Assets

Neither the Company nor any Subsidiary will consolidate or merge with or into any Person, and the Company will not, and will not permit any of its Subsidiaries to, sell, lease, convey or otherwise dispose of all or substantially all of the Company's consolidated assets (as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution) to any Person unless, in each such case: (i) the entity formed by or surviving any such consolidation or merger (if other than the Company or such Subsidiary, as the case may be), or to which such sale, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes by supplemental indenture all of the obligations of the Company or such Subsidiary, as the case may be, on the Exchange Notes or such Subsidiary's Guarantee, as the case may be, and under the Indenture; (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Consolidated Net Worth of the Company or the Surviving Entity (in the case of a transaction involving the Company), as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company or the Surviving Entity (in the case of a transaction involving the Company), as the case may be, could incur at least $1.00 of Indebtedness pursuant to clause (i) of the "Limitation on Indebtedness" covenant; (v) immediately before and after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or any of its Subsidiaries as a result of such transaction as having been incurred by the Company or such Subsidiary, as the case may be, at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing; and (vi) if, as a result of any such transaction, property or assets of the Company or a Subsidiary would become subject to a Lien not excepted from the provisions of the Indenture described under "--Limitation on Liens" above, the Company, any such Subsidiary or the Surviving Entity, as the case may be, shall have secured the Exchange Notes as required by said covenant. The provisions of this paragraph shall not apply to any merger of a Subsidiary of the Company with or into the Company or a Wholly Owned Subsidiary of the Company or any transaction pursuant to which a Guarantor's Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under "--Limitation on Certain Asset Dispositions."


Events of Default

The following are Events of Default under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due; (b) failure to pay any interest on any Note when due, and such failure continues for a period of 30 days; (c) default in the payment of principal of and interest on Exchange Notes required to be purchased pursuant to an Offer to Purchase as described under "--Change of Control" and "--Limitation on Certain Asset Dispositions" when due and payable; (d) failure to perform or comply with any of the provisions described under "--Mergers, Consolidations and Certain Sales of Assets"; (e) failure to perform any other covenant or agreement of the Company under the Indenture or the Exchange Notes (other than a covenant or agreement referred to in the foregoing clauses ((a), (b), (c) or (d)) and such failure continues for 30 days after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of outstanding Exchange Notes; (f) default under the terms of one or more instruments evidencing or securing Indebtedness for money borrowed by the Company or any Subsidiary of the Company having an outstanding principal amount of $5 million or more individually or in the aggregate which results in the acceleration of the payment of such Indebtedness or which shall constitute the failure to pay principal when due at the stated maturity of such Indebtedness; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Subsidiary of the Company in an amount of $5 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Material Subsidiary; and (i) the Guarantee of any Guarantor which is a Material Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor which is a Material Subsidiary denies its liability under its Guarantee (other than by reason of a release of such Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee). Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

If an Event of Default (other than an Event of Default with respect to the Company described in clause (h)) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Exchange Notes may accelerate the maturity of all Exchange Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Exchange Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (h) above with respect to the Company occurs, the outstanding Exchange Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For information as to waiver of defaults, see "--Modification and Waiver."

No Holder of any Note will have any right to institute any proceeding judicial or otherwise with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding Exchange Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Exchange Notes a direction inconsistent with such request within 60 days after receipt of such notice and shall have failed to institute such proceeding within such 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

The Company will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.


Defeasance or Covenant Defeasance

The Company may, at its option and at any time, elect to have the respective obligations of the Company and the Guarantors discharged in accordance with the provisions set forth below with respect to the Exchange Notes then outstanding. Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by such outstanding Exchange Notes and the Company and the Guarantors shall be deemed to have satisfied all their respective other obligations under the Exchange Notes, the Guarantees and the Indenture, except for (i) the rights of holders of such outstanding Exchange Notes to receive payments in respect of the principal of, premium, if any, and interest on such Exchange Notes when such payments are due, (ii) the Company's and the Guarantors' respective obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of transfer or exchange of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the respective obligations of the Company and the Guarantors released with respect to certain covenants in the Indenture, some of which are described above ("covenant defeasance"), and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Exchange Notes. In the event covenant defeasance occurs, the events described in clause
(e) under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Notes.

In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Exchange Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without reinvestment of any interest received on such funds, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such outstanding Exchange Notes on the stated maturity of such principal and each installment of interest; (ii) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (vi) in the case of defeasance or covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law affecting creditors' rights generally and that such defeasance or covenant defeasance will not result in the Trustee or the trust arising from such deposit constituting an Investment Company as defined in the Investment Company Act of 1940, as amended; and (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.


Governing Law

The Indenture, the Exchange Notes and the Guarantees are governed by the laws of the State of New York without regard to principles of conflicts of laws.


Modification and Waiver

Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Exchange Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Note affected thereby, (a) change the Stated Maturity of the principal of or any installment of interest on any Note, (b) reduce the principal amount of (or the premium) or interest on any Note, (c) change the place or currency of payment of principal of (or premium) or interest on any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note or any Guarantee, (e) reduce the above-stated percentage of outstanding Exchange Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Exchange Notes necessary for waiver of compliance with any provision of the Indenture or for waiver of any default, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, (h) modify the ranking or priority of the Exchange Notes or the Guarantee of any Guarantor which is a Material Subsidiary, (i) release any Guarantor which is a Material Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture, or (j) modify the provisions relating to any Offer to Purchase required under the "Limitation on Certain Asset Dispositions" or "Change of Control" covenants contained in the Indenture in a manner materially adverse to the Holders thereof.

The Holders of a majority in aggregate principal amount of the outstanding Exchange Notes, on behalf of all Holders of Exchange Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the outstanding Exchange Notes, on behalf of all Holders of Exchange Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase.


The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, any Guarantor or any other obligor upon the Exchange Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

The certificates representing the Exchange Notes will be issued in fully registered form without interest coupons.


Exchange Notes will be represented by a single, permanent global Note in definitive, fully registered form without interest coupons (the "Global Note") and will be deposited with the Trustee as custodian for and registered in the name of a nominee of the Depositary.

Institutional accredited investors who are not qualified institutional buyers ("Non-Global Purchasers") will be issued Exchange Notes in registered form without coupons ("Certificated Exchange Notes") who originally purchased Old Notes. Upon the transfer of Certificated Exchange Notes initially issued to a Non-Global Purchaser either to a qualified institutional buyer or in accordance with Regulation S, such Certificated Exchange Notes will, unless the relevant Global Note has previously been exchanged in whole for Certificated Exchange Notes, be exchanged for an interest in a Global Note.


The Global Notes

Upon the issuance of the Global Note, the Depositary or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with the Depositary ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Global Note directly through the Depositary if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as the Depositary, or its nominee, is the registered holder of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture and the Exchange Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the procedures provided for under "Notice to Investors," as well as the Depositary's applicable procedures and, if applicable, those of Euroclear and Cedel.

Payments of the principal of, and interest on, the Global Note will be made to the Depositary or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Company expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such participants. Transfers between participants in the Depositary will be effected in the ordinary way in accordance with the Depositary rules and will be settled in same-day funds.

The Depositary has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose accounts an interest in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction.

The Depositary has advised the Company as follows: the Depositary is a limited purpose trust Company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the Depositary system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

Although the Depositary, has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Guarantors or the Trustee will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


Certificated Notes

If the Depositary is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated notes in exchange for the Global Notes which will bear the legend referred to under the heading "Notice to Investors."


Registration Rights

The Company and the Guarantors have agreed with the Initial Purchasers, for the benefit of the holders of the Old Notes, that the Company and the Guarantors will use their best respective efforts to, and at their cost, file and cause to become effective a registration statement with respect to a registered offer to exchange the Old Notes for an issue of notes of the Company with terms identical to the Old Notes and guaranteed by the Guarantors with terms identical to the Guarantee (the "Exchange Notes"). Upon such registration statement being declared effective, the Company shall offer the Exchange Notes in return for surrender of the Exchange Notes. Such offer shall remain open for not less than 30 days after the date notice of the exchange offer is mailed to holders of the Exchange Notes. For each Note surrendered to the Company under the exchange offer, the holder will receive an Exchange Note of equal principal amount. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect such an exchange offer, the Company and the Guarantors shall, at their cost, use their respective best efforts to cause to become effective a shelf registration statement with respect to resales of the Exchange Notes and to keep such registration statement effective until [two] years after the Issue Date. The Company shall, in the event of such a shelf registration, provide to each holder copies of the prospectus, notify each holder when a registration statement for the Exchange Notes has become effective and take certain other actions as are required to permit resales of the Exchange Notes. In the event that (i) the registration statement relating to the exchange offer is not filed with the Commission on or prior to the 60th day following the Issue Date, (ii) such registration statement is not declared effective by the Commission on or prior to the 120th day following the Issue Date of the Exchange Notes, or (iii) the exchange offer is not consummated or a registration statement with respect to resale of the Exchange Notes is not declared effective on or prior to the 150th day following the date of original issuance of the Exchange Notes (each such event referred to in clauses (i) through (iii), a "Registration Default"), then the Company will pay additional interest (in addition to the interest otherwise due on the Exchange Notes) to each holder of Exchange Notes during the first 90-day period immediately following the occurrence of each such Registration Default in an amount equal to 0.25% per annum. The amount of interest will increase by an additional 0.25% per annum for each subsequent 90-day period until such Registration Default is cured, up to a maximum amount of additional interest of 1.00% per annum. Such additional interest will cease accruing on such Exchange Notes when the Registration Default has been cured.


Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with any specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Asset Disposition" means any sale, transfer or other disposition of (i) shares of Capital Stock of a Subsidiary of the Company (other than directors' qualifying shares) or (ii) property or assets of the Company or any Subsidiary of the Company; provided, however, that an Asset Disposition shall not include
(a) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Subsidiary of the Company to the Company or to another Subsidiary of the Company, (b) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business or (c) any isolated sale, transfer or other disposition that does not involve aggregate consideration in excess of $250,000 individually.

"Average Life" means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by (ii) the sum of all such principal or liquidation value payments.

"Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

"Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person (including any Preferred Stock outstanding on the Issue Date).

"Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"Consolidated Cash Flow Available for Fixed Charges" of any Person means for any period the Consolidated Net Income of such Person for such period increased by the sum of (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person for such period, plus
(iii) the consolidated depreciation and amortization expense included in the income statement of such Person for such period, plus (iv) other non-cash charges of such Person for such period deducted from consolidated revenues in determining Consolidated Net Income for such period, minus (v) non-cash items (including the partial or entire reversal of reserves taken in prior periods) of such Person for such period increasing consolidated revenues in determining Consolidated Net Income for such period.

"Consolidated Cash Flow Ratio" of any Person means for any period the ratio of
(i) Consolidated Cash Flow Available for Fixed Charges of such Person for such period to (ii) the sum of (A) Consolidated Interest Expense of such Person for such period, plus (B) the annual interest expense with respect to any Indebtedness proposed to be Incurred by such Person or its Subsidiaries, minus
(C) Consolidated Interest Expense of such Person to the extent included in clause (ii)(A) with respect to any Indebtedness that will no longer be outstanding as a result of the Incurrence of the Indebtedness proposed to be Incurred, plus (D) the annual interest expense with respect to any other Indebtedness Incurred by such Person or its Subsidiaries since the end of such period to the extent not included in clause (ii)(A), minus (E) Consolidated Interest Expense of such Person to the extent included in clause (ii)(A) with respect to any Indebtedness that no longer is outstanding as a result of the Incurrence of the Indebtedness referred to in clause (ii)(D); provided, however, that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation (after giving effect to any hedge in respect of such Indebtedness that will, by its terms, remain in effect until the earlier of the maturity of such Indebtedness or the date one year after the date of such determination) had been the applicable rate for the entire period; provided further that, in the event such Person or any of its Subsidiaries has made any Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period, such computation shall be made on a pro forma basis as if the Asset Dispositions or acquisitions had taken place on the first day of such period. Calculations of pro forma amounts in accordance with this definition shall be done in accordance with Rule 11-02 of Regulation S-X under the Securities Act of 1933 or any successor provision.

"Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person for such period calculated on a consolidated basis in accordance with GAAP.

"Consolidated Interest Expense" for any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such Person for such period calculated on a consolidated basis in accordance with GAAP, plus cash dividends declared on any Preferred Stock (other than any Preferred Stock of the Company outstanding on the Issue Date). For purposes of this definition, the amount of any cash dividends declared will be deemed to be equal to the amount of such dividends multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined Federal, state, local and foreign income tax rate then applicable to such Person and its Subsidiaries (expressed as a decimal between one and zero), on a consolidated basis.

"Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom
(a) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (but not net loss) of any Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions, (c) the net income of any Person that is not a Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid in cash to such Person by such other Person during such period, (d) gains or losses on Asset Dispositions by such Person or its Subsidiaries and (e) all extraordinary gains and extraordinary losses determined in accordance with GAAP.

"Consolidated Net Tangible Assets" means, at any date, the consolidated book value as shown by the accounting books and records of the Company and its Subsidiaries of all their property, both real and personal, less (i) the book value of all their licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other intangibles, (ii) unamortized Indebtedness, discount and expenses, (iii) all reserves for depreciation, obsolescence, depletion and amortization of their properties and (iv) all other proper reserves which in accordance with GAAP should be provided in connection with the business conducted by the Company and its Subsidiaries.

"Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Stock of such Person.

"Continuing Director" means a director who either was a member of the Board of Directors of the Company on the Issue Date or who became a director of the Company subsequent to the Issue Date and whose election, or nomination for election by the Company's stockholders, was duly approved by a majority of the Continuing Directors than on the Board of Directors of the Company, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors of the Company in which such individual is named as nominee for director.

"Default" means any event that is, or after notice or lapse of time or both would become, an Event of Default.

"Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the Exchange Notes; provided that any Preferred Stock of the Company outstanding on the Issue Date shall not be deemed Disqualified Stock.

"Eligible Accounts Receivable" means the face value of all "eligible receivables" of the Company and its Subsidiaries party to any credit agreement constituting the Senior Credit Facility (as such term is defined for purposes of such credit agreement).

"Eligible Inventory" means the face value of all "eligible inventory" of the Company and its Subsidiaries party to any credit agreement constituting the Senior Credit Facility (as such term is defined for purposes of such credit agreement).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"GAAP" means generally accepted accounting principles, consistently applied, as in effect on the Issue Date in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession.

"guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and "guaranteed," "guaranteeing" and "guarantor" shall have meanings correlative to the foregoing); provided, however, that the guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

"Guarantee" means the guarantee of the Exchange Notes by each Guarantor under the Indenture.

"Guarantors" means (i) each of Dominion Stores, Inc., Tultex International, Inc., LogoAthletic, Inc., LogoAthletic/Headwear, Inc., AKOM, Ltd., Tultex Canada, Inc. and SweatJet Incorporated and (ii) each Material Subsidiary, whether formed or acquired after the Issue Date provided that, any Material Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument or other agreements in existence at the time such Material Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the extent of any such restriction.

"Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company (or is merged into or consolidates with the Company or any of its Subsidiaries), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company (or being merged into or consolidated with the Company or any of its Subsidiaries), shall be deemed Incurred at the time any such Person becomes a Subsidiary of the Company or merges into or consolidates with the Company or any of its Subsidiaries.

"Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person, and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Stock of the Company, and any Preferred Stock of a Subsidiary of the Company. Indebtedness shall never be calculated taking into account any cash and cash equivalents held by such Person.

"Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by any other Person.

"Issue Date" means the original issue date of the Exchange Notes.

"Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

"Material Subsidiary" means any Subsidiary of the Company which would constitute a "significant subsidiary" of the Company as defined in Rule 1-02 of Regulation S-X promulgated by the Commission except that for purposes of this definition all reference therein to ten (10) percent shall be deemed to be references to five (5) percent.

"Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities, (iv) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (iii) of "Limitation on Certain Asset Dispositions"), and (v) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

"Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the register for the Exchange Notes on the date of the Offer offering to purchase up to the principal amount of Exchange Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Exchange Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Exchange Notes pursuant to the Offer to Purchase. The Offer shall also state:

     (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

     (2) the Expiration Date and the Purchase Date;

     (3) the aggregate principal amount of the outstanding Exchange Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

     (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Exchange Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

     (5) that the Holder may tender all or any portion of the Exchange Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

     (6) the place or places where Exchange Notes are to be surrendered for tender pursuant to the Offer to Purchase;

     (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

     (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

     (9) that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

     (10) that Holders will be entitled to withdraw all or any portion of Exchange Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

     (11) that (a) if Exchange Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Exchange Notes and (b) if Exchange Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Exchange Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Exchange Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

     (12) that in the case of any Holder whose Note is purchased only in part, the Company shall execute, the Guarantors shall execute the Guarantee endorsed thereon and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Exchange Notes of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

"Permitted Investments" means (i) Investments in marketable direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided that the good faith and credit of the United States of America is pledged in support thereof), maturing within one year of the date of purchase; (ii) Investments in commercial paper issued by corporations, each of which shall have a consolidated net worth of at least $500,000,000, maturing within 180 days from the date of the original issue thereof, and rated "P-1" or better by Moody's Investors Service or "A-1" or better by Standard & Poor's Corporation or an equivalent rating or better by any other nationally recognized securities rating agency; (iii) Investments in certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totalling more than $500,000,000, maturing within one year of the date of purchase; (iv) Investments representing Capital Stock or obligations issued to the Company or any of its Subsidiaries in the course of the good faith settlement of claims against any other Person or by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or any of its Subsidiaries; (v) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks; and (vi) any acquisition of the Capital Stock of any Person provided that after giving effect to any such acquisition such Person shall become a Subsidiary of the Company.

"Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"Related Person" of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (b) 5% or more of the combined voting power of the Voting Stock of such Person.

"Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

"Senior Credit Facility" means the Credit Agreement, dated as of March 8, 1995, among the Company as borrower thereunder, any Subsidiaries of the Company as guarantors thereunder and NationsBank, N.A., as agent on behalf of itself and the other lenders named therein, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor whether by or with the same or any other lender, creditors, group of lenders or group of creditors.

"Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

"Voting Stock" of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

"Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material United States federal income tax consequences of the Exchange Offer and the acquisition, ownership and disposition of the Exchange Notes. Unless otherwise stated, this discussion addresses the United States federal income tax consequences to persons that hold Exchange Notes as capital assets, and that are (i) citizens or residents of the United States, (ii) corporations, partnerships or other entities created or organized in or under the laws of the United States or any political subdivision thereof or therein, (iii) estates the income of which is subject to United States federal income tax regardless of its source, or (iv) trusts the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States fiduciaries have the authority to control all substantial decisions ("U.S. Holders"). This discussion does not purport to address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and person in special situations, such as those who hold Exchange Notes as part of a straddle, hedge, conversion transaction, or other integrated investment). Except for the discussion under the heading "Foreign Holders," this discussion does not address tax consequences to persons that have a "functional currency" other than the U.S. dollar. In addition, this discussion does not address United States federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly on a retroactive basis.

PROSPECTIVE HOLDERS OF THE EXCHANGE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND OF ACQUIRING, OWNING AND DISPOSING OF THE EXCHANGE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Exchange of Notes Pursuant to Exchange Offer

The exchange of Old Notes for Exchange Notes should not be a taxable event for United States federal income tax purposes. Accordingly, the Exchange Notes should have the same issue price as the Old Notes, and a holder should have the same adjusted tax basis and holding period for Exchange Notes as the holder had for the Old Notes immediately before the exchange.

Interest Income

A U.S. Holder will recognize ordinary income when it receives or accrues interest on Exchange Notes in accordance with such U.S. Holder's method of tax accounting. The Old Notes were not issued with, and consequently the Exchange Notes are not to be considered as issued with, "original issue discount" within the meaning of Section 1273 of the Code. A U.S. Holder that purchases an Exchange Note at a discount that exceeds a statutorily defined de minimis amount will be subject to the "market discount" rules of the Code, and a U.S. Holder that purchases an Exchange Note at a premium will be subject to the bond premium amortization rules of the Code.

Disposition of Exchange Notes

If a U.S. Holder sells or otherwise disposes of an Exchange Note in a taxable transaction (including redemption or retirement of the Exchange Note), the U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale (excluding any such amount attributable to accrued but previously unrecognized interest, which will be taxable as ordinary interest income) and the U.S. Holder's adjusted tax basis in the Exchange Note. A U.S. Holder's adjusted tax basis in an Exchange Note generally will be equal to the amount the U.S. Holder paid to purchase the Exchange Note, (i) increased by any unpaid interest that has accrued on the Exchange Note and any accrued market discount that, in each case, has previously been included by such U.S. Holder in taxable income, and (ii) decreased by any bond premium previously amortized and any principal payments previously received by such U.S. Holder with respect to the Exchange Note. Subject to the market discount rules, any such gain or loss will be capital gain or loss, long-term or short-term depending upon whether the U.S. Holder has held the Exchange Note for more than one year. Subject to certain limited exceptions, capital losses cannot be used to offset ordinary income.

Foreign Holders

For purposes of this discussion, a "Foreign Holder" is any holder of an Exchange Note other than a U.S. Holder.


A Foreign Holder generally will not be subject to United States federal withholding tax on interest paid on an Exchange Note so long as the Foreign Holder (i) is not actually or constructively a "10 percent shareholder" of the Company or a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, and (ii) provides an appropriate statement, signed under penalties of perjury, certifying that the beneficial owner of the Exchange Note is a Foreign Holder and providing the Foreign Holder's name and address. If the information provided in this statement changes, the Foreign Holder must so inform the payor within 30 days of such change. The statement generally must be provided in the year a payment occurs or in either of the two preceding years. If the foregoing conditions are not satisfied, then interest paid on the Exchange Notes will be subject to United States withholding tax at a rate of 30%, unless such rate is reduced or eliminated pursuant to an applicable tax treaty.

Any capital gain a Foreign Holder realizes on the sale, redemption, retirement or other taxable disposition of an Exchange Note will be exempt from United States federal income and withholding tax, provided that (i) the gain is not effectively connected with the Foreign Holder's conduct of a trade or business in the United States, (ii) in the case of a Foreign Holder that is an individual, the Foreign Holder is not present in the United States for 183 days or more in the taxable year of the disposition and (iii) the Foreign Holder is not subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

If the interest, gain or other income a Foreign Holder recognizes on an Exchange
Note is effectively connected with the Foreign Holder's conduct of a trade or business in the United States, the Foreign Holder (although exempt from the withholding tax previously discussed if an appropriate statement is furnished) generally will be subject to United States federal income tax on the interest, gain or other income at regular federal income tax rates. In addition, if the Foreign Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits," as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.


Information Reporting and Backup Withholding

The Company or other payor will be required to report annually to the IRS, and to each U.S. Holder of record, the amount of interest paid on the Exchange Notes (and the amount of tax, if any, withheld) for each calendar year, except interest paid to exempt holders (generally, corporations and tax-exempt entities). Each U.S. Holder subject to the reporting requirements will be required to provide, under penalties of perjury, a certificate containing the U.S. Holder's name, address, correct federal taxpayer identification number and a statement that the U.S. Holder is not subject to backup withholding. Should a nonexempt U.S. Holder fail to provide the required certificate, the Company or other payor will be required to withhold 31% of the interest and other payments on the Exchange Notes otherwise payable to the U.S. Holder and to remit the withheld amount to the IRS as a payment against the U.S. Holder's federal income tax liability.

A Foreign Holder will generally be exempt from backup withholding and information reporting requirements, but may be required to comply with certification and identification procedures in order to obtain an exemption from backup withholding and information reporting. Any amount paid as backup withholding will be creditable against the Foreign Holder's U.S. Federal income tax liability.

                             PLAN OF DISTRIBUTION

Prior to the Exchange Offer, there has been no market for the Old Notes. The Old Notes are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market. There can be no assurance that an active trading market will develop for, or as to the liquidity of, any of the Notes.

With respect to resales of Exchange Notes, based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that any holder or beneficial owner (other than a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Exchange Act) who exchanges Old Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder or beneficial owner acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder or beneficial owner cannot rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

As contemplated by the above no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes to be acquired by the holder and any beneficial owners of Old Notes in connection with the Exchange Offer are being acquired in the ordinary course of business of the holder and any beneficial owners, (ii) that at the time of the consummation of the Exchange Offer the holder and each beneficial owner are not engaging, do not intend to engage and have no arrangements or understanding with any person to participate in the distribution of the Exchange Notes in violation of the provisions of the Securities Act, (iii) the holder and each beneficial owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in no-action letters that are discussed herein above, (iv) the holder and each beneficial owner understands that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or 508, as applicable, of Regulation S-K of the Commission, and (v) neither the holder nor any beneficial owner(s) is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing.

Any broker or dealer registered under the Exchange Act (each a "Broker-Dealer") who holds Old Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company or any affiliate of the Company) may exchange such Old Notes for Exchange Notes pursuant to the Exchange Offer; however, such Broker-Dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Notes received by it in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of this Prospectus. Any Broker-Dealer participating in the Exchange Offer will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of Exchange Notes received by it in the Exchange Offer. However only Broker-Dealers who exchange Old Notes that were acquired for their own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company or any affiliate of the Company), may use this Prospectus to satisfy the prospectus delivery requirements of the Securities Act. The delivery by a Broker-Dealer of a prospectus in connection with resales of Exchange Notes shall not be deemed to be an admission by such Broker-Dealer that it is an underwriter within the meaning of the Securities Act.

                                 LEGAL MATTERS

The validity of the Exchange Notes will be passed upon for the Company by Hunton & Williams, Richmond, Virginia. Lathan M. Ewers, Jr., a partner of Hunton & Williams, is a director of the Company.


                                    EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 28, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


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